                                                                   EXHIBIT 10.14


                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                     POSEIDON OIL PIPELINE COMPANY, L.L.C.

                     (A DELAWARE LIMITED LIABILITY COMPANY)

                        (DATED AS OF FEBRUARY 14, 1996)

                               TABLE OF CONTENTS

ARTICLE I. DEFINITIONS ...................................................... 1
     1.01      Specific Definitions ......................................... 1
     1.02      Other Terms ................................................. 11
     1.03      Construction ................................................ 11

ARTICLE II. ORGANIZATION ................................................... 12
     2.01      Formation ................................................... 12
     2.02      Name ........................................................ 12
     2.03      Principal Office in the United States; Other Offices ........ 12
     2.04      Purpose ..................................................... 12
     2.05      Foreign Qualification ....................................... 12
     2.06      Term ........................................................ 12
     2.07      Mergers and Exchanges ....................................... 12
     2.08      Business Opportunities--No Implied Duty or Obligation ....... 12

ARTICLE III. MEMBERSHIP INTERESTS AND TRANSFERS ............................ 13
     3.01      Initial Members ............................................. 13
     3.02      Number of Members ........................................... 13
     3.03      Membership Interest ......................................... 13
     3.04      Representation and Warranties ............................... 13
     3.05      Restrictions on the Transfer of a Membership Interest ....... 14
     3.06      Transfer .................................................... 15
     3.07      Documentation; Validity of Transfer ......................... 17
     3.08      [Intentionally Deleted.]  ................................... 18
     3.09      Possible Additional Restrictions on Transfer ................ 18
     3.10      Additional Membership Interests ............................. 18
     3.11      Interests in a Member ....................................... 18
     3.12      Information ................................................. 18
     3.13      Liability to Third Parties .................................. 19
     3.14      Withdrawal .................................................. 19
     3.15      Lack of Member Authority .................................... 20
     3.16      Security Interest of Members ................................ 20

ARTICLE IV. CAPITAL CONTRIBUTIONS .......................................... 20
     4.01      Initial Capital Contributions ............................... 20
     4.02      Subsequent Contributions .................................... 21
     4.03      Failure to Contribute ....................................... 21
     4.04      Return of Contributions ..................................... 23
     4.05      Advances by Members ......................................... 24
     4.06      Capital Accounts ............................................ 24
     4.07      Capitalization of Loans ..................................... 26

ARTICLE V. ALLOCATIONS AND DISTRIBUTIONS ............................ 27
     5.01    Allocations for Capital Account Purposes ............... 27
     5.02    Allocations for Tax Purposes ........................... 29
     5.03    Requirement of Distributions ........................... 30
     5.04    Pro Rata Distributions ................................. 30
     5.05    Reserves ............................................... 31
     5.06    Distribution Restrictions .............................. 31

ARTICLE VI. MANAGEMENT OF THE COMPANY ............................... 31
     6.01    Management by the Members and Delegation of Authority .. 31
     6.02    Committees ............................................. 31
     6.03    Authority of Members and Committees .................... 32
     6.04    Officers ............................................... 34
     6.05    Duties of Officers ..................................... 35
     6.06    No Duty to Consult ..................................... 35
     6.07    Reimbursement  ......................................... 36
     6.08    Members and Affiliates Dealing With the Company ........ 36
     6.09    Insurance .............................................. 36

ARTICLE VII. MEETINGS ............................................... 36
     7.01    Meetings ............................................... 36
     7.02    Special Actions ........................................ 38
     7.03    Voting List ............................................ 38
     7.04    Proxies ................................................ 39
     7.05    Votes .................................................. 39
     7.06    Conduct of Meetings .................................... 39
     7.07    Action by Written Consent .............................. 39
     7.08    Records ................................................ 40

ARTICLE VIII. INDEMNIFICATION ....................................... 40
     8.01    Right to Indemnification ............................... 40
     8.02    Indemnification of Officers, Employees and Agents ...... 41
     8.03    Advance Payment ........................................ 41
     8.04    Appearance as a Witness ................................ 41
     8.05    Nonexclusivity of Rights ............................... 42
     8.06    Insurance .............................................. 42
     8.07    Member Notification .................................... 42
     8.08    Savings Clause ......................................... 42
     8.09    Scope of Indemnity ..................................... 42

ARTICLE IX. TAXES ................................................... 42
     9.01    Tax Returns ............................................ 42
     9.02    Tax Elections .......................................... 43
     9.03    Tax Matters Member ..................................... 43

ARTICLE X. BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS ......................... 43
     10.01   Maintenance of Books ............................................. 43
     10.02   Financial Statements ............................................. 44
     10.03   Tax Statements ................................................... 44
     10.04   Accounts ......................................................... 44

ARTICLE XI. BANKRUPTCY OF A MEMBER ............................................ 45
     11.01    Bankrupt Members ................................................ 45

ARTICLE XII. DISSOLUTION, LIQUIDATION, AND TERMINATION ........................ 45
     12.01    Dissolution ..................................................... 45
     12.02    Liquidation and Termination ..................................... 46
     12.03    Provision for Contingent Claims ................................. 48
     12.04    Deficit Capital Accounts ........................................ 48

ARTICLE XIII. AMENDMENT OF THE AGREEMENT ...................................... 49
     13.01    Amendments to be Adopted by the Company ......................... 49
     13.02    Amendment Procedures ............................................ 49

ARTICLE XIV. CERTIFICATED MEMBERSHIP INTERESTS ................................ 50
     14.01    Entitlement to Certificates ..................................... 50
     14.02    Multiple Classes of Interest .................................... 50
     14.03    Signatures ...................................................... 50
     14.04    Issuance and Payment ............................................ 50
     14.05    Restrictive Legend .............................................. 51
     14.06    Lost, Stolen or Destroyed Certificates .......................... 51
     14.07    Transfer of Membership Interest ................................. 51
     14.08    Registered Holders .............................................. 52

ARTICLE XV. OTHER MEMBER AGREEMENTS AND OBLIGATIONS ........................... 52
     15.01    Participation in Extensions and Expansions ...................... 52

ARTICLE XVI. GENERAL PROVISIONS ............................................... 53
     16.01    Offset .......................................................... 53
     16.02    Entire Agreement; Supersedure ................................... 53
     16.03    Waivers ......................................................... 53
     16.04    Binding Effect .................................................. 54
     16.05    Member and Committee Deadlocks; Negotiations, Mediation and
              Arbitration ..................................................... 54
     16.06    Governing Law; Severability ..................................... 56
     16.07    Further Assurances .............................................. 57
     16.08    Waiver of Certain Rights ........................................ 57
     16.09    Notice to Members of Provisions of this Agreement ............... 57
     16.10    Counterparts .................................................... 57

16.11    Attendance via Communications Equipment ..................... 57
16.12    Reports to Members .......................................... 57
16.13    Checks, Notes and Contracts ................................. 58
16.14    Seal ........................................................ 58
16.15    Books and Records ........................................... 58
16.16    Surety Bonds ................................................ 58
16.17    Audit Rights of Members ..................................... 58
16.18    No Third Party Beneficiaries ................................ 58
16.19    Notices ..................................................... 59

                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                     POSEIDON OIL PIPELINE COMPANY, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

         This Limited Liability Company Agreement of Poseidon Oil Pipeline Company, L.L.C., dated as of February 14, 1996, is (a) adopted by the Members (as defined below) and (b) executed and agreed to, for good and valuable consideration, by the Members.

                                   ARTICLE I.
                                  DEFINITIONS

         1.01 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                  "AAA" has the meaning given that term in Section 16.05(b) herein.

                  "Act" means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

                  "Additional Capital Contribution" has the meaning given to that term in Section 4.05 herein.

                  "Adjusted Capital Account" means the Capital Account maintained for each Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 5.01(d) or 5.01(e)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  "Adjusted Property" means any property, the Carrying Value of which has been adjusted pursuant to Section 4.06(d). Once an Adjusted Property is deemed distributed by, and recontributed to, the Company for federal income tax purposes upon a termination thereof pursuant to section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Section 4.06(d).

                  "Advancing Members" has the meaning given to that term in
         Section 4.05 herein.

                  "Affiliate" means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such relevant Person in question. As used herein, the term "control" (including its derivatives and similar terms) means owning, directly or indirectly, more than 50% of the interest in any such relevant Person if such interest has, directly or indirectly, the power to direct or cause the direction of the management and policies of such relevant Person.

                  "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Company using such reasonable method of valuation as it may adopt. The Company shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties in a single or integrated transaction among such properties on a basis proportional to their fair market value. In the event of a breach of a representation or warranty by a Member contained in a contribution agreement pertaining to a Contributed Property, the Agreed Value of such Contributed Property (and such Member's Capital Account) shall be reduced by (i) the diminution in value of the Contributed Property associated with such breach less (ii) the amount of any indemnity payments actually paid to the Company by such Member with respect to such breach.

                  "Agreement" means this Limited Liability Company Agreement (including any schedules, exhibits or attachments hereto) as amended, supplemented or modified from time to time.

                  "Available Cash" means unrestricted cash and cash equivalents of the Company less reasonable reserves, including, without limitation, those necessary for working capital and obligations or other contingencies of the Company. Available Cash shall not include any Initial Capital Contributions except to the extent that all of the Members agree that the applicable portion of any such Initial Capital Contribution is no longer needed to finance the construction of the Poseidon Pipeline or the operations of the Company.

                  "Bankrupt Member" means (except to the extent a Majority Interest consents otherwise) any Member:

                           (a) that (i) makes a general assignment for the
                  benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through
                  (iv) of this clause (a); or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties; or

                           (b) against which a proceeding seeking
                  reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

                  In addition, Poseidon, and any of its Transferees or Substituted Members, shall be deemed to be a Bankrupt Member if any of the foregoing events occur with respect to the Guarantor.

                  "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member's share of the Company's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member's Capital Account balance as maintained pursuant to
         Section 4.06 and the hypothetical balance of such Member's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book-Tax disparity and a Member's share thereof shall be determined consistently with Section 1.704-3(c) of the Treasury Regulations.

                  "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the State of New York shall not be regarded as a Business Day.

                  "Business Development Committee" has the meaning given that term in Section 6.02.

                  "Capital Account" means the capital account maintained for each Member pursuant to Section 4.06 herein.

                  "Capital Contribution" means any contribution by a Member to the capital of the Company, as contemplated by Section 4.06(a).

                  "Carrying Value" means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Members' Capital Accounts, and
         (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.06(d)(i) and 4.06(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Company.

                  "Certificate" has the meaning given that term in Section 2.01.

                  "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

                  "Company" means Poseidon Oil Pipeline Company, L.L.C., a Delaware limited liability company.

                  "Company Minimum Gain" means the amount determined pursuant to Treasury Regulation Section 1.704-2(d).

                  "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, but excluding cash or cash equivalents, contributed to the Company (or deemed contributed to the Company on termination and reconstitution thereof pursuant to section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.06(d), such property shall no longer constitute a Contributed Property for purposes of Section 5.02, but shall be deemed an Adjusted Property for such purposes.

                  "Costs" has the meaning given that term in Section 4.03(a)(ii)(3).

                  "Declining Member" has the meaning given to that term in
         Section 4.05 herein.

                  "Default" means, in respect of any Member, upon the occurrence and during the continuation of any of the following events:

                           (a) the failure to remedy within five (5) Business
                  Days of receipt of written notice thereof from the Company or any Member, the failure of a

                  Member to make any Initial Capital Contribution to the Company as required pursuant to Section 4.01, on the date on which such Initial Capital Contribution is due;

                           (b) the occurrence of any event that causes such
                  Member to become a Bankrupt Member; or

                           (c) the failure to remedy within ten (10) Business
                  Days of receipt of written notice thereof, the default in performance of or failure to comply with any other material agreements, obligations or undertakings of such Member (or, in the case of Poseidon, or any of its Transferees or Substituted Members, the Guarantor) contained in the Transaction Documents.

                  "Default Interest Rate" means a rate per annum, compounded daily, equal to the lesser of (a) 4% plus a varying rate per annum that is equal to the interest rate publicly quoted or announced by Chase Manhattan Bank (New York, New York office), from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

                  "Delinquent Member" has the meaning given that term in Section 4.03(a).

                  "Economic Risk of Loss" has the meaning set forth in Treasury Regulation section 1.752-2(a).

                  "Eligible Citizen" means a Person qualified to hold leases, rights-of-way, permits, licenses or other similar agreements or documents issued by or entered into with the United States government, and whose status as a Member or Transferee does not or would not subject the Company to a substantial risk of cancellation or forfeiture of any such lease, right-of-way, permit, license or other similar agreement or document issued by or entered into with the United States government. As of the date hereof, "Eligible Citizen" means (a) a citizen of the United States, (b) an association (including a partnership, joint tenancy in common) organized or existing under the Laws of the United States or any state or territory thereof, all of the members of which are citizens of the United States or (c) a corporation organized under the Laws of the United States or of any state or territory thereof, of which corporation, to the best of its knowledge, not more than five percent of the voting stock, or of all the stock, is owned or controlled by citizens of countries that deny to United States citizens privileges to own stock in corporations holding oil and gas leases similar to the privileges of non-United States citizens to own stock in corporations holding an interest in oil and gas leases on federal lands.

                  "Foreclosure Transfer" means any Transfer resulting from any judicial or non-judicial foreclosure by the holder of a Security Interest or Transfer from the holder of a Security Interest in connection with a workout or similar arrangement.

                  "GAAP" has the meaning given that term in Section 3.06(b) herein.

                  "General Interest Rate" means a rate per annum, compounded daily, equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by Chase Manhattan Bank (New York, New York office), a national banking association, from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, plus one percent and (b) the maximum rate permitted by applicable law.

                  "Guarantor" means Leviathan Gas Pipeline Partners, L.P., a Delaware limited partnership.

                  "Initial Capital Contribution" shall have the meaning given that term in Section 4.01 herein.

                  "Lateral Opportunity" has the meaning given that term in
         Section 15.01.

                  "Lateral Opportunity Notice" has the meaning given that term in Section 15.01.

                  "Laws" means the laws, rules, regulations, decrees and orders of the United States of America and all other governmental authorities having jurisdiction, whether such Laws now exist or hereafter come into effect.

                  "Lending Member" has the meaning given that term in Section 4.03(a)(ii).

                  "Liquidator" has the meaning given to that term in Section 12.02.

                  "Majority Interest" means one or more Members having among them more than 50% of the Membership Interests of all Members.

                  "Management Committee" has the meaning given that term in
         Section 6.02.

                  "Member" means any Person executing this Agreement as of even date herewith as a Member or any Person hereafter admitted to the Company as an additional Member or Substituted Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company.

                  "Membership Interest" means the ownership interest (on a percentage basis) of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve, which ownership interest is more particularly described and identified in Article III and Exhibit A.

                  "Minimum Gain Attributable to Member Nonrecourse Debt" means that amount determined in accordance with the principles of Treasury Regulation section 1.704-2(i)(3).

                  "Net Agreed Value" means (a) in the case of any Contributed Property, the fair market value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member or Transferee by the Company, the Company's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member or Transferee upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.

                  "Net Income" means, for any taxable period, the excess, if any, of the Company's items of income and gain for such taxable period over the Company's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.06(b) and shall not include any items specifically allocated under Sections 5.01(d) through 5.01(i). For purposes of Sections 5.01(a) and (b), in determining whether Net Income has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 4.06(d) shall be treated as an item of gain or loss in computing Net Income.

                  "Net Loss" means, for any taxable period, the excess, if any, of the Company's items of loss and deduction for such taxable period over the Company's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.06(b) and shall not include any items specifically allocated under Sections 5.01(d) through 5.01(i). For purposes of Sections 5.01(a) and (b), in determining whether Net Loss has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 4.06(d) shall be treated as an item of gain or loss in computing Net Loss.

                  "Nonrecourse Built-In Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a nonrecourse liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 5.02(b)(i)(A), 5.02(b)(ii)(A) or 5.02(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

                  "Nonrecourse Debt" has the meaning set forth in Treasury Regulation section 1.704-2(b)(4).

                  "Nonrecourse Deductions" means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(i), are attributable to a Nonrecourse Liability.

                  "Nonrecourse Liability" has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

                  "Non-Selling Members" has the meaning given that term in
         Section 3.06(e) herein.

                  "Offer Notice" has the meaning given that term in Section 3.06(e) herein.

                  "Oil Contract" means any contract, agreement or other obligation of the Company to buy, sell, transport, gather or otherwise handle oil or liquid condensate or to construct, maintain or operate any pipelines or facilities in connection therewith.

                  "Obligation" has the meaning given that term in Section 4.03(a)(ii)(2).

                  "Onshore Segment" means either (i) the assets subject to that certain Purchase and Sale Agreement dated as of June 12, 1995, between Texaco Pipeline Inc. ("TPL") and Texas Eastern Transmission Corporation, as amended from time to time, if the Members decide to consummate the acquisition of such assets, or (ii) the assets described in the agreement referred to in clause (b)(vii) of the definition of "Transaction Documents," if the Members decide not to consummate the acquisition of the assets referred to in clause (i) above and to proceed under such agreement.

                  "Operating Committee" has the meaning given that term in
         Section 6.02(a).

                  "Option Period" has the meaning given that term in Section 3.06(e) herein.

                  "Person" means any individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

                  "Phase I Line" means the pipeline and facilities to be installed pursuant to that certain (i) Construction Agreement of even date herewith between the Company and Poseidon and (ii) Offshore Pipeline Installation Agreement dated August 17, 1995 between Poseidon and J. Ray McDermott, Inc., which pipeline and facilities are more particularly described on "Exhibit B. "

                  "Phase II Line" means the pipeline and facilities to be installed pursuant to that certain (i) Construction Agreement of even date herewith between the Company and Texaco and (ii) offshore pipeline installation agreement entered into with an independent contractor in connection with such Construction Agreement, which pipeline and facilities are more particularly described on Exhibit B.

                  "Poseidon" means Poseidon Pipeline Company, L.L.C.

                  "Poseidon Pipeline" means that certain oil pipeline to be constructed and owned by Company and operated by Company or its designee and located offshore Louisiana, Outer Continental Shelf, comprised of (i) the Phase I Line, (ii) the Phase II Line, (iii) the Onshore Segment, (iv) any laterals constructed by Company pursuant to
         Section 15.01 or purchased by the Company, (v) any other facilities constructed by Company and (vi) the equipment, facilities and fixtures located on or connected to such pipelines and facilities described in
         (i) through (iv) above and owned by Company, but excluding any equipment, facilities or fixtures owned (wholly or partially) by any Person other than Company.

                  "Proceeding" has the meaning given that term in Section 8.01.

                  "Recapture Income" means any gain recognized by the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

                  "Record Date" means the date established by the Company for determining (a) the identity of Members (or Transferees, if applicable) entitled to notice of, or to vote at any meeting of Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Members, or (b) the identity of Record Holders entitled to receive any report or distribution.

                  "Record Holder" means the Person in whose name a Membership Interest is registered on the books of the Company as of the opening of business on a particular Business Day.

                  "Rejected Lateral Opportunity" has the meaning given that term in Section 15.01.

                  "Required Interest" means the applicable percentage of Membership Interests of all Members required to authorize or approve a relevant act of the Company, including, without limitation, a Majority Interest, a Super-Majority Interest or all Membership Interests, as applicable.

                  "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.02(b)(i)(A) or 5.02(b)(ii)(A), to eliminate Book-Tax Disparities.

                  "Security Interest" means any security interest, lien, mortgage, encumbrance, hypothecation, pledge, or other obligation, whether created by operation of law or otherwise, created by any Person in any of its property or rights.

                  "Selling Member" has the meaning given that term in Section 3.06(e) herein.

                  "Service" means the Internal Revenue Service.

                  "Substituted Member" means a Person who is admitted as a Member to the Company pursuant to Section 3.05 in place of and with all the rights of a Member and who is shown as a Member on the books and records of the Company.

                  "Super-Majority Interest" means one or more Members having among them at least 66 2/3% of the Membership Interests of all Members.

                  "Tax Matters Member" has the meaning given that term in
         Section 9.03.

                  "Texaco" means Texaco Trading and Transportation Inc.

                  "Transaction Documents" means (a) this Agreement, (b) each of the following documents of even date herewith: (i) the Operation and Management Agreement between the Company and Texaco; (ii) the Construction Agreement between Poseidon and the Company; (iii) the Construction Agreement between the Company and Texaco; (iv) the Contribution Agreement between Poseidon and certain of its Affiliates and the Company; (v) the Contribution Agreement between Texaco and one of its Affiliates and the Company; (vi) the Letter Agreement among the Company, Manta Ray Gathering Systems, Inc., Poseidon and Texaco; (vii) the Letter Agreement among the Company, Poseidon, Texaco and Texaco Pipeline Inc.; (viii) the Agreement between Poseidon and Texaco regarding the letter of credit issued in favor of the Company and (ix) the Guaranty made by Leviathan Gas Pipeline Partners, L.P. and (c) the Platform Limited Right of Use Agreement and the Lease Agreement, each between the Company and Louisiana Offshore Gathering Systems, L.L.C., and each as described in the Letter Agreement described in subsection
         (b)(vii), above.

                  "Transferee" means a Person who receives all or part of a Member's Membership Interest through a Transfer but who has not become a Substituted Member.

                  "Transferor" means a Member, Substituted Member or a predecessor Transferor who Transfers a Membership Interest.

                  "Transfer" or "Transferred" means, other than granting a Security Interest and making a Transfer in connection with any such Security Interest, (i) a voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interest or obligations with respect to all or any portion of any Membership Interest including, without limitation, a Foreclosure Transfer, or (ii) (A) the sale of all or substantially all of a Member's assets, (B) a merger or consolidation involving a Member or
         (C) a transfer, directly or indirectly, in one or more transactions, of a majority of the equity interests in a Member to a Person that is not an Affiliate of such Member prior to such transfer; provided, however, that a transfer, directly or indirectly, of the equity ownership (including, without limitation, a merger, consolidation, share exchange or similar transaction) or of all or substantially all of the assets of the Guarantor or Texaco shall not be considered a Transfer hereunder.

                  "Treasury Regulation" shall have the meaning set forth in
         Section 3.09.

                  "Unrealized Gain" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.06(d) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company using such reasonable method of valuation as it may adopt.

                  "Unrealized Loss" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.06(d) as of such date) over
         (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company using such reasonable method of valuation as it may adopt.

                  "Withdrawing Member" shall have the meaning given that term in
         Section 12.02(d) herein.

         1.02 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

         1.03 CONSTRUCTION. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is incorporated herein for all purposes.

                                   ARTICLE II.
                                  ORGANIZATION

         2.01 FORMATION. The Company has been organized as a Delaware limited liability Company by the filing of a Certificate of Formation (the "Certificate") with the Secretary of State of the State of Delaware pursuant to the Act.

         2.02 NAME. The name of the Company is Poseidon Oil Pipeline Company, L.L.C. and all Company business must be conducted in that name or such other names that comply with applicable law as the Company may select from time to time.

         2.03 PRINCIPAL OFFICE IN THE UNITED STATES; OTHER OFFICES. The principal office of the Company in the United States shall be at 1670 Broadway, Denver, Colorado 80202, or at such other place as the Company may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Members may designate from time to time.

         2.04 PURPOSE. The sole and exclusive purpose of the Company is to design, construct, own and operate the Poseidon Pipeline, including entering into Oil Contracts related to the operation thereof.

         2.05 FOREIGN QUALIFICATION. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company, and, if necessary, keep the Company in good standing, in that jurisdiction.

         2.06 TERM. Subject to earlier termination pursuant to other provisions of this Agreement (including those contained in Article V), the term of the Company shall be from the date of this Agreement through and including December 31, 2046.

         2.07 MERGERS AND EXCHANGES. Except as otherwise provided in this Agreement or by applicable Laws, the Company may be a party to any (i) merger,
(ii) consolidation, (iii) exchange or acquisition or (iv) any other type of reorganization.

         2.08 BUSINESS OPPORTUNITIES--NO IMPLIED DUTY OR OBLIGATION. The Members and their respective Affiliates may engage, directly or indirectly, without the consent of the other Members or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including without limitation, business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith.

                                  ARTICLE III.
                       MEMBERSHIP INTERESTS AND TRANSFERS

         3.01 INITIAL MEMBERS. The initial Members of the Company are the Persons executing this Agreement as of the date hereof in such capacity, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement.

         3.02 NUMBER OF MEMBERS. The number of Members of the Company shall never be fewer than two.

         3.03 MEMBERSHIP INTERESTS. The Members agree that each Member's ownership in the Company shall be that which is set forth in Exhibit A, as amended from time to time in accordance with the terms of this Agreement.

         3.04 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing and (if applicable) in good standing under the Laws of the state of its formation, and if required by Laws is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein); (b) that Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (c) that Member has duly executed and delivered this Agreement and it is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors' rights and general principles of equity (whether applied in a proceeding in a court of Laws or equity); (d) that Member's authorization, execution, delivery, and performance of this Agreement does not conflict with any other material agreement or arrangement to which that Member is a party or by which it is bound; (e) that member is an Eligible Citizen and will remain an Eligible Citizen for so long as such Member remains a Member of the Company; and (f) it (i) has been furnished with or given adequate access to such information about the Company and the Membership Interest as the Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and that Member's Membership Interest therein, (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is an "accredited investor" within the meaning of "accredited investor" under Regulation D of the Securities Act of 1933, as amended, and (vi) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Laws.

         3.05 RESTRICTIONS ON THE TRANSFER OF A MEMBERSHIP INTEREST. A Member may Transfer all or part of a Membership Interest only in accordance with applicable Laws and the provisions of this Agreement, including the following provisions of this Section. Any purported Transfer in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer.

         (a) A Membership Interest shall not be Transferred except pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Laws;

         (b) Except as otherwise provided in this Agreement or by applicable Laws, a Transfer of a Membership Interest shall be effective only to give the Transferee the right to receive the share of allocations and distributions to which the Transferor would otherwise be entitled, and no Transferee of a Membership Interest shall have the right to become a Substituted Member;

         (c) Unless and until a Transferee is admitted as a Substituted Member,
(i) the Transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder other than to receive its share of allocations and distributions pursuant to Section 3.05(b), and (ii) the Member who has Transferred all or any part of its Membership Interest to such Transferee shall cease to be a Member with respect to such Membership Interest upon Transfer of such Membership Interest and thereafter shall have no further powers, rights and privileges as a Member hereunder with respect to such Membership Interest (to the extent so Transferred), but shall, unless otherwise relieved of such obligations, remain liable for all obligations and duties as a Member with respect to such Membership Interest;

         (d) Subject to compliance with the terms and conditions of Section 3.06, a Transferee may become a Substituted Member if the Transferee agrees in writing to be bound by all the terms and conditions, as then in effect, of this Agreement;

         (e) At the time all of the provisions of Sections 3.05, 3.06 and 3.07 are complied with, (i) a Substituted Member shall have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, as provided in this Agreement and by applicable Laws to the extent of the Membership Interest so Transferred and (ii) the Member who Transferred the Membership Interest shall be relieved of all of the obligations and liabilities with respect to such Membership Interest; provided that such Member shall remain fully liable for all liabilities and obligations relating to such Membership Interest that accrued prior to such Transfer;

         (f) The Company may, in its reasonable discretion, charge a Member a reasonable fee to cover the additional administrative expenses incurred in connection with or as a consequence of any Transfer of all or part of such Member's Membership Interest;

         (g) In the absence of the substitution (as provided herein) of a Member for a transferring Member, any payment to the transferring Member shall acquit the Company and the Members of all liability to any other Persons who may be interested in such payment by reason of a Transfer by such Member;

         (h) Notwithstanding any term or condition contained in Sections 3.05,
3.06 and 3.07, any Person shall have the right to grant a Security Interest in any rights or obligations such Person may have arising from or related to this Agreement, the Company or any interest therein and make a Transfer in connection with any such Security Interest; provided that such Security Interest is not created in violation of Sections 3.05(a) and (i) of this Agreement and any other provisions contained in this Agreement and the Company is promptly notified in writing of such Security Interest; and

         (i) Each Member or Transferee agrees not to Transfer all or any part of its Membership Interest (or take or omit any action, filing, election, or other action which could result in a deemed Transfer) if such Transfer (either considered alone or in the aggregate with prior Transfers by the same Member or any other Members or Transferees) would result in the termination of the Company for federal income tax purposes. Such an attempted Transfer is void ab initio.

         Notwithstanding any contrary provision contained in this Agreement, no Person shall Transfer to any other Person such Person's rights or obligations arising from or related to this Agreement, the Company or any interest therein if such Transfer (A) would result in violation of the Act or any local, state or federal (including agencies thereof) rule, statute or Laws (including, without limitation, those promulgated by the Minerals Management Service), (B) would alter the non-jurisdictional status of the Company with respect to the jurisdiction of the Federal Energy Regulatory Commission or any successor thereto or (C) have a material adverse effect on the assets or operations of the Company. Any such attempted Transfers are void ab initio.

         3.06 TRANSFER RESTRICTIONS.

         (a) Neither the Company nor any of the Members shall be bound or otherwise affected by any Transfer of Membership Interest of which such Person has not received notice.

         (b) Any Member's Membership Interest may be Transferred to any Person that is directly or indirectly controlled (through the ownership of voting interests) by such Member (or, in the case of Poseidon, directly or indirectly owned or controlled (through the ownership of voting interests) by the Guarantor) so long as the Transferee or Substituted Member has a net worth calculated in accordance with General Accepted Accounting Principles ("GAAP") of not less than the lesser of (i) $150 million or (ii) the greater of (A) the net worth of Transferor on the date of this Agreement or (B) the net worth of Transferor immediately prior to the date of the Transfer. If the Transferor's Membership Interest is subject to a guaranty, the guaranty shall apply to the Transferee and its Membership Interest.

     (c) Subject to the right of first refusal set forth in Section 3.06(e), a Member may Transfer all or any portion of its Membership Interest to any Person that has a net worth calculated in accordance with GAAP of not less than $150 million immediately prior to the Transfer; provided that such net worth requirement shall not apply in the case of a Foreclosure Transfer. Prior to a Transfer under this Section 3.06(c), the Transfer must be approved in writing by all non-transferring Members. Such approval will not be unreasonably delayed or withheld.

     (d) Except with respect to a Foreclosure Transfer, a Member in Default shall not Transfer its Membership Interest.

     (e) Except with respect to a Foreclosure Transfer or Transfers according to the terms of Section 3.06(b), any Member who desires to Transfer all or any portion of its Membership Interest ("Selling Member") to a ready, willing and able Person shall first offer to sell such Membership Interest to the other Members (the "Non-Selling Members") as a group. Such offer shall be made by an irrevocable written offer (the "Offer Notice") to sell all of the Membership Interest which the Selling Member desires to Transfer and shall contain a complete description of the transaction in which the Selling Member proposes to Transfer the Membership Interest, including, without limitation, the name of the ready, willing and able Person and the consideration specified. The Non-Selling Members shall have forty-five (45) days (the "Option Period") after actual receipt of the Offer Notice within which to advise the Selling Member whether or not they will purchase all of such Membership Interest upon the terms and conditions contained in the Offer Notice. If, within the Option Period, one or more Non-Selling Members elect to purchase such Membership Interest, then such Non-Selling Member or Members shall close such transaction in accordance with
Section 3.06(f) no later than the later to occur of (i) the closing date set forth in the Notice Offer or (ii) sixty (60) days after the last day of the Option Period. If any Non-Selling Member does not elect to purchase its proportionate share of the Membership Interest being sold, the remaining Non-Selling Members shall have the right to purchase the remaining Membership Interest based on the relation of their Membership Interest to the Membership Interest of all Non-Selling Members desiring to purchase a portion of such Membership Interest. The right herein created in favor of the Non-Selling Members as a group is an option to purchase all, or none, of the Membership Interest offered for sale by the Selling Member. If the Non-Selling Members as a group decline to purchase all of the Membership Interest of the Selling Member in accordance with this Section, the Selling Member may Transfer such Membership Interest to the Person named in the Offer Notice delivered to the Non-Selling Members upon the terms described in such Offer Notice. If such Transfer does not occur in accordance with the terms of such Offer Notice, the Selling Member shall again be subject to the provisions of this Section. Upon consummation of any such Transfer (whether to a Member or any other Person), such Person and its Membership Interest shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section must also comply with and be governed by this Agreement, including any restrictions on Transfers therein and on any Transferee becoming a Substituted Member.

     (f) At the closing of the Transfer of a Membership Interest pursuant to this Agreement, the transferee shall deliver to the Transferor (A) the full consideration agreed upon and (B) a release of all personal liability of the Transferor as a guarantor of any indebtedness for borrowed money of the Company to any Person or, if a release reasonably cannot be obtained, an agreement which, by its terms and substance, fully indemnifies the Transferor for such liability. Any Membership Interest Transfer or similar taxes involved in such sale shall be paid by the Transferor, and the Transferor shall provide the transferee with such evidence of the Transferor's authority to Transfer hereunder and such tax lien waivers and similar instruments as the transferee may reasonably request.

     (g) If any governmental consent or approval is required with respect to any Transfer, the transferee shall have a reasonable amount of time (not to exceed sixty (60) days from the date upon which such Transfer would have been otherwise consummated in accordance with the terms of this Agreement) to obtain such consent or approval. All Members shall use reasonable, good faith efforts to cooperate with the transferee attempting to obtain, and to assist in timely obtaining, such consent or approval; provided that no Member shall be required to incur any out-of-pocket costs in connection with such cooperation and assistance. After the expiration of such waiting period, such transferee shall forfeit its rights to acquire the Membership Interest with respect to such specific transaction; provided, however, that such forfeiture shall not limit or otherwise affect the forfeiting transferee's rights with respect to any subsequent proposed Transfer.

     3.07 DOCUMENTATION; VALIDITY OF TRANSFER. The Company may not recognize for any purpose any purported Transfer of all or any part of a Membership Interest unless and until the applicable provisions of Sections 3.05 and 3.06 have been satisfied and the Company has received, on behalf of the Company, a document in a form acceptable to the Company executed by both the Member effecting the Transfer (or if the Transfer is on account of the death, incapacity, or liquidation of the Member, its representative) and the transferee. Such document shall (i) include the notice address of any Person to be admitted to the Company as a Substituted Member and such Person's agreement to be bound by this Agreement with respect to the Membership Interest or part thereof being obtained, (ii) set forth the Membership Interest after the Transfer of the Member effecting the Transfer and the Person to which the Membership Interest or part thereof is Transferred (which together must total the Membership Interest of the Member effecting the Transfer before the Transfer), (iii) contain a representation and warranty that the Transfer was made in accordance with all applicable Laws (including state and federal securities Laws) and the terms and conditions of this Agreement, and (iv) if the Person to which the Membership Interest or part thereof is Transferred is to be admitted to the Company as a Substituted Member, its representation and warranty that the representations and warranties in Section 3.04 are true and correct with respect to such Person. Each Transfer and, if applicable, admission complying with the provisions of this Section 3.07 and Sections 3.05 and 3.06 is effective against the Company as of the first business day of the calendar month immediately succeeding the month in which (y) the Company receives the document required by this Section 3.07 reflecting such Transfer, and (z) the other requirements of Sections 3.05 and
3.06 have been met.

     3.08 [Intentionally Deleted.]

     3.09 POSSIBLE ADDITIONAL RESTRICTIONS ON TRANSFER. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final regulation by the Treasury Department ("Treasury Regulation"), (iii) any ruling by the Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the Transfer of a Membership Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

     3.10 ADDITIONAL MEMBERSHIP INTERESTS. Additional Persons may be admitted to the Company as Members, and Membership Interests may be created and issued to those Persons and to existing Members upon a unanimous vote by the Members and subject to the terms and conditions of this Agreement. Such admission must comply with any additional terms and conditions the Members may in their sole discretion determine at the time of admission. A document, in a form acceptable to the Company, shall specify the terms of admission or issuance and shall include, among other things, the Membership Interest applicable thereto. Any such admission of a new Member also must comply with the provisions of Section 3.05(d). The provisions of this Section 3.10 shall not apply to Transfers of Membership Interests.

     3.11 INTERESTS IN A MEMBER.

     (a) A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Transferred such that, after the Transfer, the Company would be considered to have terminated within the meaning of section 708 of the Code.

     (b) On any breach of the provisions of Section 3.11 (a), the Company shall have (i) the right to consent to such Transfer, or (ii) the option to buy, and, on exercise of that option, the breaching Member shall sell, the breaching Member's Membership Interest, all in accordance with Section 11.01, as if the breaching Member were a Bankrupt Member.

     3.12 INFORMATION.

     (a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

     (b) The Members acknowledge that, from time to time, they may receive information from or regarding the Company or any other Member or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company or the Member or its Affiliates, as applicable, or Persons with which they do business. Each Member shall hold in strict confidence any information it receives regarding the Company and may not disclose such information to any Person other than another Member, except for disclosures (i) to comply with any law, rule, regulation or order, (ii) to Affiliates, advisers or representatives of the Member or Persons to which that Member's Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 3.12(b), and (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained such information without breach of any obligation of confidentiality, (iv) of information obtained prior to the formation of the Company, (v) to lenders, accountants and other representatives of the disclosing Member with a need to know such information, provided that the disclosing Member shall be responsible for such representatives' use and disclosure of any such information, or (vi) of public information. The Members acknowledge that a breach of the provisions of this Section 3.12(b) may cause irreparable injury to the Company or another Member for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 3.12(b) may be enforced by injunctive action or specific performance.

     (c) The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including, without limitation, for complying with various federal and state regulations. Each Member shall provide to the Company all information reasonably requested by the Company within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) would result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information.

     3.13 LIABILITY TO THIRD PARTIES. Except as required by the Act, no Member shall be liable to any Person (including any third party or to another Member)
(i) as the result of any act or omission of another Member or (ii) for Company losses, liabilities or obligations (except as otherwise expressly agreed to in writing by such Member).

     3.14 WITHDRAWAL. Each Member hereby covenants and agrees that it will not withdraw from the Company as a Member without prior written consent from Members holding at least a majority of the Membership Interest remaining after excluding the Membership Interest of the withdrawing Member. A Member which attempts to withdraw without such written consent shall (i) lose the right to exercise any of the powers, rights and privileges of a Member would otherwise be entitled and
(ii) remain liable for all obligations and duties as a Member with respect to such Membership Interest, unless otherwise relieved of such obligations by unanimous written agreement of all of the other Members.

     3.15 LACK OF MEMBER AUTHORITY. No Member has the authority or power to act for or on behalf of the Company, do any act that would be binding on the Company, or incur any expenditures on behalf of the Company, unless authorized to do so in writing by the Company.

     3.16 SECURITY INTEREST OF MEMBERS. Each Member grants to each other Member, as security, equally and ratably, a Security Interest in such granting Member's Membership Interest and the proceeds thereof, all under the Uniform Commercial Code of the State of Texas. The Security Interest secures the performance of all of the material obligations (including any costs or other expenses incurred in enforcing same) of such granting Member pursuant to this Agreement. Upon such granting Member's failure to perform any such obligation, the other Members shall be entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Texas with respect to the Security Interest granted in this Section; provided, however, that the Security Interest granted in this Section is subordinate to any indebtedness (including principal thereof and interest thereon) for borrowed money (including, without limitation, guarantees thereof) evidenced by a note, credit agreement, indenture or similar agreement. Each Member shall execute and deliver to the other Members all financing statements and other instruments that such Members may request to effectuate and carry out the preceding provisions of this Section. At the option of any Member, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement. Each Member has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including, without limitation, court proceedings and exercising the rights of a secured party under the Uniform Commercial Code of the State of Texas) that the such Member may deem appropriate to obtain performance by any other Member of such other Member's obligations secured by this Section. For purposes of perfecting the Security Interests granted in or permitted by this Agreement, the Membership Interest shall be deemed to be a "security" governed by Chapter 8 of the Texas Uniform Commercial Code and as such term is therein defined in sections 8.102(a)(15) and 8.103(c).

                                   ARTICLE IV.
                              CAPITAL CONTRIBUTIONS

     4.01 INITIAL CAPITAL CONTRIBUTIONS. Each Member shall make the following Capital Contributions (the "Initial Capital Contributions"):

     (a) Contributions of non-cash assets set forth in Exhibit A to be made contemporaneous with the execution of this Agreement;

     (b) Contributions of cash by Texaco in an amount as set forth in Exhibit A to be made contemporaneous with the execution of this Agreement; and

     (c) Proportionate contributions of cash by each Member in an amount necessary to (i) complete the construction of the Phase I Line and the Phase II Line of the Poseidon Pipeline and (ii) fund the purchase price or the construction costs of, as applicable, the Onshore Segment, in each case to be made as necessary to allow the Company to timely pay such obligations as they become due. Such contributions are currently projected to be needed on the dates and in the amounts set forth in Exhibit A, however, if any Member determines from time to time in good faith that any such Capital Contributions or additional Capital Contributions may be necessary and in the best interest of the Company to complete the construction or purchase price, as applicable, of the Phase I Line, the Phase II Line and the Onshore Segment of the Poseidon Pipeline and place same into operational service based on amounts the Company expects to be obligated to pay within such time frame, then the Member making such determination shall send written notice to the other Members specifying (i) the aggregate amount of the Capital Contributions reasonably and in good faith deemed necessary by such Member and each Member's allocable share thereof and (ii) the date by which such additional Capital Contributions shall be made to the Company by the Members (which date shall not be less than ten (10) Business Days from the date on which the notice is sent). Each Member shall thereafter contribute cash to the Company in an amount equal to such Member's allocable share of the amount of the Capital Contribution on or before the date specified in such notice. All Initial Capital Contributions consisting of cash shall be held in an account until such time as such funds are used to fund the construction costs or purchase price, as applicable, of the Phase I Line, the Phase II Line and the Onshore Segment of the Poseidon Pipeline except to the extent that all of the Members agree that the applicable portion of any such Initial Capital Contribution is no longer needed to finance such construction costs or the operations of the Company.

     4.02 SUBSEQUENT CONTRIBUTIONS. Unless unanimously agreed to in writing by the Members, no Member shall be required to make any Capital Contributions other than the Initial Capital Contributions as contemplated by Section 4.01.

     4.03 FAILURE TO CONTRIBUTE.

     (a) If a Member does not contribute by the time required all or any portion of a Capital Contribution such Member ("Delinquent Member") is required to make as provided in this Agreement, the Company (by vote of at least a majority of the Membership Interest remaining after excluding the Membership Interest of the Delinquent Member) may exercise, on written notice to such Delinquent Members, one or more of the following remedies:

          (i) taking such action (including, without limitation, court proceedings) as the Company may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member's Capital Contribution that is in default, along with the costs and expenses associated with the collection of such Delinquent Member's Capital Contribution;

          (ii) permitting the other Members in proportion to their Membership Interest or in such other percentages as they may agree (the "Lending Member," whether one or more), to advance the portion of the Delinquent Member's Capital Contribution that is in default, with the following results:

               (1) the sum advanced constitutes a loan from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member pursuant to the applicable provisions of this Agreement,

               (2) the principal balance of the loan and all accrued unpaid interest thereon (collectively, the "Obligation") is due and payable in whole on the tenth Business Day after the day written demand requesting payment of the Obligation is made by the Lending Member to the Delinquent Member,

               (3) the amount lent bears interest at the Default Interest Rate from the date on which the advance is deemed made until the date that the loan, together with all interest accrued thereon and all costs and expenses associated therewith ("Costs"), is repaid to the Lending Member,

               (4) all distributions from the Company that otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Member until the Obligation and any Costs have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest, second to Costs, and finally to principal),

               (5) the payment of the Obligation and Costs is secured by a Security Interest in the Delinquent Member's Membership Interest, as more fully set forth in Section 4.03(b), and

               (6) the Lending Member has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including, without limitation, court proceedings and exercising the rights of a secured party under the Uniform Commercial Code of the State of Texas) that the Lending Member may deem appropriate to obtain payment from the Delinquent Member of the Obligation and all Costs; or

          (iii) exercising any other rights and remedies available at law or in equity; or

          (iv) the other Members (by affirmative vote of at least a majority of the Membership Interests held by such other Members) may elect to make any such unpaid Capital Contributions to the Company and adjust the Membership Interest for each Member to equal the percentage obtained by dividing (A) the Capital Account of such

     Member (including any Capital Contribution made by such Member under this Section) by (B) the aggregate Capital Accounts of all Members (including all Capital Contributions made under this Section). Upon the adjustment of the Membership Interests in the manner set forth in the preceding sentence, Exhibit A shall be deemed to be amended to reflect such adjusted Membership Interests.

     (b) Each Member grants to the Company and to each Lending Member with respect to any Obligation and Costs owed to such Lending Member by that Member as Delinquent Member pursuant to Section 4.03(a)(ii), as security, equally and ratably, a Security Interest its Membership Interest and the proceeds thereof, all under the Uniform Commercial Code of the State of Texas. The Security Interest secures the payment of all Capital Contributions such Member has agreed to make and the payment of any Obligation and Costs owed to a Lending Member by such Member as a Delinquent Member pursuant to Section 4.03(a)(ii). On any default in the payment of a Capital Contribution or in the payment of any Obligation or Costs, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Texas with respect to the Security Interest granted in this Section 4.03(b). Each Member shall execute and deliver to the Company and the Lending Member, as applicable, all financing statements and other instruments that the Company or the Lending Member, as applicable, may request to effectuate and carry out the preceding provisions of this Section 4.03(b). At the option of the Company or Lending Member, as applicable, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement.

     (c) In addition to the remedies set forth above in this Section 4.03, if any Member is in Default with respect to the payment of any Initial Capital Contribution, then the other Members (by affirmative vote of at least a majority of the Membership Interests held by such other Members) may expel the Member in Default from the Company and such other Members may purchase (in such percentages as may be determined by such other Members), or cause the Company to purchase, the Membership Interest of the Member in Default, as of the expulsion date, at a price equal to the greater of $1.00 or the balance in the Capital Account of the Member in Default as shown by the Company's books immediately prior to the purchase less (A) all costs incurred or reasonably anticipated to be incurred by the Company and the other Members to remedy the Default and (B) all damages to the Company or the other Members resulting from such Default by giving written notice specifying the expulsion date and purchase. It is the intent of the parties to this Agreement that upon such expulsion and purchase, the Company shall continue to exist and operate without interruption, dissolution or termination, and without impairing or reducing in any way its rights and obligations to third parties.

     4.04 RETURN OF CONTRIBUTIONS. A Member is not entitled (i) to the return of any part of any Capital Contributions other than any preferential or disproportionate distributions to the extent such distributions are expressly provided for in this Agreement (including those set forth in Sections 5.04 and 12.02(c)(iii) or (ii) to be paid interest in respect of either its Capital Account or its Capital Contributions. Except as provided in Section 4.03(a)(ii), an unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member's Capital Contributions.

     4.05 ADVANCES BY MEMBERS. If any Member makes a determination in good faith and it is reasonably necessary and in the best interest of the Company for the continued viable operation of the Company because failure to obtain additional funds would cause an imminent material default of a commercial loan or of a material contract related to the construction and/or operation of the Poseidon Pipeline, any Member may propose that the Members make additional Capital Contributions to the Company by giving notice in writing to the other Members. Each Member shall notify the Company within five (5) Business Days of the date such notice is given as to whether such Member elects or declines to make any additional Capital Contribution requested by a Member pursuant to this Section
4.05 (an "Additional Capital Contribution"). If any Member (a "Declining Member") declines to make an Additional Capital Contribution or fails to give timely notice to the Company in accordance with this Section 4.05, the Members agreeing to make such Additional Capital Contributions (the "Advancing Members") may elect one of the following:

          (i) The Advancing Members may advance the unpaid portion of the Additional Capital Contribution to the Company on behalf of the Declining Member with the results as described in Section 4.03(a)(ii); or

          (ii) The Advancing Members may advance the aggregate amount of the requested Additional Capital Contribution to or on behalf of the Company. An advance described in this Section 4.05(ii) constitutes a loan from the Advancing Member to the Company and shall bear interest at the Default Interest Rate and be repayable prior to any distributions to the Members.

     4.06 CAPITAL ACCOUNTS. A separate capital account ("Capital Account") shall be established and maintained for each Member in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and the following terms and conditions:

     (a) Each Member's Capital Account shall be (i) increased by (A) the amount of cash or cash equivalents contributed by that Member to the Company as capital
(B) the Net Agreed Value of property contributed by that Member to the Company as capital, (C) the amount of any loans transferred by such Member to its Capital Account pursuant to Section 4.07 (contributions contemplated by subparagraphs (A), (B) and (C) shall be referred to as "Capital Contributions"), and (D) allocations to that Member of Company income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Treasury Regulation section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation section 1.704-1(b)(4)(i); and (ii) shall be decreased by (A) the amount of cash or cash equivalents distributed to that Member by the Company, (B) the Net Agreed Value of property distributed to that Member by the Company, and (C) allocations of Company losses and deductions (or items thereof), including losses and deductions described in

Treasury Regulation section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Treasury Regulation section 1.704-1(b)(4)(i) or (iii)),

     (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:

          (i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Sections 5.01 and 5.02.

          (ii) Except as otherwise provided in Treasury Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

          (iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company's Carrying Value with respect to such property as of such date.

          (iv) In accordance with the requirements of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property on the date it was acquired by the Company. Upon an adjustment pursuant to Section 4.06(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and
     (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Company may adopt.

     (c) A transferee shall succeed to the Capital Account of the Transferor relating to the Membership Interest so Transferred; provided, however, that if the Transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, the Company's properties shall be deemed to have been distributed in liquidation of the Company to the Members (including any transferee of a Membership Interest that is a party to the Transfer causing such termination) pursuant to Section 12.02 and recontributed by such Members in reconstitution of the Company. Any such deemed distribution shall be treated as an actual distribution for purposes of this Section 4.06. In such event the Carrying Values of the Company properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 4.06(d)(ii) and such Carrying Values shall then constitute the fair market values of such properties upon such deemed contribution to the reconstituted Company for the purposes of determining the Agreed Value and otherwise. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles of this Section 4.06.

     (d)(i) Consistent with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.01.

          (ii) In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of each Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Company using any valuation method it deems reasonable under the circumstances), and had been allocated to the Members at such time, pursuant to Section 5.01.

     4.07 CAPITALIZATION OF LOANS. Initially, a loan by any Member to another Member or the Company as contemplated by Section 4.03(a)(ii) or 4.05 shall not be considered a Capital Contribution and shall not increase the Capital Account balance of the Advancing Member. Notwithstanding the foregoing, in the event the principal and interest of any such loan has not been repaid within one (1) year from the date of the loan, the Advancing Member, at any time thereafter by giving written notice to the Company, may elect to have the unpaid principal and interest balance of such loan transferred to and increase such Member's Capital Account Upon such transfer, the loan shall be treated as a Capital Contribution and the Membership Interest for each Member shall be adjusted to equal the percentage obtained by dividing (A) the Capital Account of such Member (including any Capital Contribution made on behalf of another Member) by (B) the aggregate Capital Accounts of all Members (including all Capital Contributions made on behalf of other Members).

                                   ARTICLE V.
                          ALLOCATIONS AND DISTRIBUTIONS

     5.01 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company's items of income, gain, loss and deduction (computed in accordance with Section 4.06(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

     (a) Net Income. All items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to each of the Members in accordance with its respective Membership Interests.

     (b) Net Losses. All items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to each Member in accordance with its respective Membership Interests; provided, however, that Net Losses shall not be allocated pursuant to this Section 5.01(b) to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

     (c) Nonrecourse Liabilities. For purposes of Treasury Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Membership Interests.

     (d) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.01, except as provided in Treasury Regulation section 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 5.01 (d), each Member's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.01 with respect to such taxable period (other than an allocation pursuant to Section 5.01(h) or (i)).

     (e) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 5.01 (other than Section 5.01(d), except as provided in Treasury Regulation section 1.704-2(i)(4)), if there is a net decrease in Minimum

Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.01, each Member's Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.01, other than Sections 5.01(d), (h) and (i), with respect to such taxable period.

     (f) Qualified Income Offset. In the event any Member unexpectedly receives adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.01(d) or 5.01(e).

     (g) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this
Section 5.01(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.01 have been tentatively made as if this
Section 5.01(g) was not in the Agreement.

     (h) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Membership Interests. If the Company determines in its good faith discretion that the Company's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under section 704(b) of the Code, the Company is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

     (i) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i) (or any successor provision). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members ratably in proportion to their respective shares of such Economic Risk of Loss.

     5.02 ALLOCATIONS FOR TAX PURPOSES.

     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.01 hereof.

     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

          (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under section 704(c) of the Code and section 1.704-3(b) of the Treasury Regulations (i.e. the "traditional method") that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) except as otherwise provided in
     Section 5.02(b)(iii), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.01.

          (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(b) of the Treasury Regulations (i.e. the "traditional method") to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.06(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.02(b)(i); and (B) except as otherwise provided in Section 5.02(b)(iii), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.01.

          (iii) Any items of income, gain, loss or deduction otherwise allocable under Section 5.02(b)(i)(B) or 5.02(b)(ii)(B) shall be subject to allocation by the Company in a manner designed to eliminate, to the maximum extent possible, Book-Tax Disparities in a Contributed Property or Adjusted Property otherwise resulting from the application of the "ceiling" limitation (under section 704(c) of the Code or section 704(c) principles) to the allocations provided under Sections 5.02(b)(i)(A) and 5.02(b)(ii)(A).

     (c) For the proper administration of the Company, the Company shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special curative allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions pursuant to section 1.704 3(c) of the Treasury Regulations to eliminate the impact of the "ceiling" limitation (under section 704(c) of the Code as Section 704 principles) to the allocations provided in Section 5.02(b); and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under section 704(b) or section 704(c) of the Code. The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.02(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code.

     (d) The Company may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company's common basis of such property, despite the inconsistency of such with Proposed Treasury Regulation section 1.168-2(n) and Treasury Regulation section 1.167(c)-l(a)(6), or any successor provisions. If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Members.

     (e) Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.02 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

     (f) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

     5.03 REQUIREMENT OF DISTRIBUTIONS. Subject to the provisions of Sections
5.06 and 7.02, and after the establishment of any reserve set aside pursuant to
Section 5.05, the Company shall distribute (within 30 days following the end of each calendar month) such amount of Available Cash as determined by the Members, to the Members who were Record Holders as of the Record Date in accordance with their respective Membership Interest.

     5.04 PRO RATA DISTRIBUTIONS. Except for preferential or disproportionate distributions to the extent expressly provided for in this Agreement (including those set forth in Section 12.02), any distributions on the Membership Interest of the Company paid in cash, property, or equity ownership of the Company shall be allocated pro rata according to Membership Interest.

     5.05 RESERVES. Before payment of any Distributions, there may be set aside out of any funds of the Company available for distributions such sum or sums as the Company from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, for repairing or maintaining any property of the Company, or for such other purpose as the Company shall determine to be in the best interest of the Company; and the Company may modify or abolish any such reserve in the manner in which it was created.

     5.06 DISTRIBUTION RESTRICTIONS. Unless unanimously agreed to in writing by the Members, the Company shall not distribute (i) any of the Initial Capital Contributions until the completion of the construction of the Phase I Line and the Phase II Line of the Poseidon Pipeline, except to the extent that all of the Members agree that the applicable portion of such Initial Capital Contributions is no longer needed to finance such construction or the operations of the Company, or (ii) any amounts that would cause the Company to materially breach, or would create a material default under, any debt agreements or instruments to which the Company is a party.

                                   ARTICLE VI.
                            MANAGEMENT OF THE COMPANY

     6.01 MANAGEMENT BY THE MEMBERS AND DELEGATION OF AUTHORITY. The Members hereby unanimously agree that the business and affairs of the Company shall be managed by or under the authority of the Members in accordance with the Act, which Members may act through their directors, officers, employees, representatives, agents and designees. Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, the Members shall have broad discretion to authorize any committee constituted pursuant to Section 6.02 or any officer or other agent to act on behalf of the Company.

     6.02 COMMITTEES.

     (a) For organizational purposes, the Members may form one or more committees of the Members, including, without limitation, (i) a "Management Committee" responsible for the planning and oversight of the policies and strategies of the Company and any other actions not expressly delegated to another committee, body, officer or other representative of the Company, (ii) a "Business Development Committee" responsible for the planning and oversight of specific business development projects as stated in Section 6.02(b), and (iii) an "Operating Committee" responsible for the oversight and control of the physical operations and maintenance of the Poseidon Pipeline, and (iv) such other committees as the Members or the Management Committee may desire from time to time. Each Member shall appoint one (or more) of its duly authorized agents to act for the Member of any committee of the Members. One such agent of each Member shall be given the authority by such Member to vote on behalf of the Member on any issue within the committee's responsibility.

     (b) The Business Development Committee shall meet at least annually and at such other regular or special meetings at times and locations reasonably acceptable to its participating representatives. At each annual meeting, the representatives of the Business Development Committee shall set the general terms and conditions pursuant to which the Company would be willing to enter into Oil Contracts during the immediately succeeding calendar year, which general terms and conditions shall include, without limitation, minimum and maximum purchase and resale differentials and other applicable rates applicable to such calendar year, and shall continue to be effective until replaced by new terms approved by the Business Development Committee. Any representative of the Business Development Committee may request such committee to review the maximum and minimum purchase and resale differentials and other applicable rates applicable to the current calendar year if such representative has information or data evidencing that market conditions have changed materially since such rates were set or that such rates are materially inappropriate.

     (c) Under the oversight of the Business Development Committee, the representatives of the Members jointly shall conduct the business development activities of the Company, including, without limitation, identifying and negotiating with potential customers. Each Member shall use all reasonable efforts to ensure that its representatives cooperate with and keep informed the representatives of the other Members with respect to any business development activities conducted by such representative. Each such representative may independently approach any potential customer or other Person and discuss such potential arrangements; provided, however, that no such representative may submit any formal proposal to a potential customer without consulting with representatives of the other Members. The Business Development Committee shall have the authority to reconsider the business development procedures and arrangements on an annual calendar year basis beginning with the calendar year commencing on January 1, 1998. The Company shall reimburse each Member (including its officers, agents and other representatives) for reasonable costs associated with business development services performed pursuant to this Agreement.

     6.03 AUTHORITY OF MEMBERS AND COMMITTEES. (a) With respect to conflicts or disagreements between and among any committees, the Management Committee shall have ultimate decision making authority. The Members and the committees shall act through the Company's officers, employees, representatives, agents and designees. No Member shall have individual authority to bind the Company unless such is expressly conferred upon them pursuant to this Agreement or by action of the Members or a duly authorized committee, body, officer or other representative. All action shall be taken subsequent to resolutions approved by the Members in accordance with Article VII of this Agreement.

     (b) Unless otherwise expressly delegated in writing or provided by this Agreement, the Members hereby reserve to the Members as a group the authority to authorize and approve the following:

          (i) acquiring and disposing of, and utilizing for Company purposes, any material asset of the Company;

          (ii) borrowing money;

          (iii) determining the reserve applicable to distributions of Company cash and other property as provided in Section 5.03;

          (iv) authorizing transactions not in the ordinary course of business;

          (v) permitting the Company to merge, consolidate, participate in a share exchange or other statutory reorganization with, or sell all or substantially all of the assets of the Company to, any Person;

          (vi) permitting the Company to dissolve and liquidate;

          (vii) approving any operating and capital expenditures budgets for the Company;

          (viii) permitting a Member to withdraw from the Company;

          (ix) entering into contracts, agreements and other undertakings binding the Company to pay more than $500,000 in any year or $1,000,000 in the aggregate pursuant to any such individual contract, agreement or undertaking that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company;

          (x) entering into Oil Contracts with a term of one year or more; and

          (xi) authorizing the Company to enter into a transaction involving a Lateral Opportunity in accordance with Article XI.

     With respect to each such matter described in (i) - (xi) above, exercise of such authority shall occur only by the affirmative vote of the applicable Membership Interest as required by the Agreement, including the Majority Interest voting requirements set forth in Section 7.01(a), the Super-Majority Interest voting requirements set forth in Section 7.02 and the unanimous Membership Interest voting requirements otherwise set forth in this Agreement, as applicable.

     (c) Member approval of or agreement to any matter specified in Section 6.03(b)(i), (ii), (iv), (v), (vi) or (viii) may be withheld by any Member for any reason whatsoever. Approval of or agreement to any other matter will not be withheld by any Member (whether acting directly through such Member or any committee) without a reasonable basis.

     6.04 OFFICERS.

     (a) The Members or the Management Committee may designate one or more Persons to one or more officer positions of the Company. Such officers may include, without limitation, Chief Executive Officer, Chief Financial Officer, President, Vice President, Treasurer, Assistant Treasurer, Secretary and Assistant Secretary. No officer need be a resident of the State of Delaware. The Members or the Management Committee may assign titles to particular officers. Each officer shall hold office until his successor shall be duly designated and shall qualify to hold such office, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company may be fixed from time to time by the Members. Notwithstanding any other provisions of this Agreement, the authority of any officers or agents of the Company shall be restricted to the carrying on of the day-to-day affairs of the Company and any such authority shall be subject to the supervisory control of the Members. Only Members or their duly authorized agents shall have the authority to make policy decisions for the Company. Unless the Members or the Management Committee decide otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties set forth below and those that are normally associated with that office:

          (i) Chief Executive Officer. The Chief Executive Officer shall generally and actively manage the business of the Company and shall see that all orders and resolutions of the Members and its Committees are carried into effect. The Chief Executive Officer shall only report to the Management Committee.

          (ii) President. Unless otherwise specified by the Members or the Management Committee, the President shall be the chief operating officer of the Company and have general executive powers to manage the operations of the Company, and such other powers and duties as this Agreement, the Members or the Management Committee may from time to time prescribe. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President shall perform the duties and exercise the powers of the Chief Executive Officer.

          (iii) Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Company and shall have such powers and perform such duties as this Agreement, the Members or the Management Committee may from time to time prescribe.

          (iv) Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Members or the Management Committee, or in the absence of any such designation, then in the order of their election or appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

          (v) Secretary. The Secretary shall keep the minutes of the meetings of the Company and of the Management Committee, and shall exercise general supervision over the files of the Company. The Secretary shall give notice of meetings and shall perform other duties commonly incident to such office.

          (vi) Assistant Secretary. At the request of the Secretary or in the Secretary's absence or inability to act, the Assistant Secretary shall perform part or all of the Secretary's duties.

          (vii) Treasurer. The Treasurer shall have general supervision of the funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of indebtedness of the Company and he shall determine that funds belonging to the Company are kept on deposit in such banking institutions as the Members or the Management Committee may from time to time direct. The Treasurer shall determine that accurate accounting records are kept, and the Treasurer shall render reports of the same and of the financial condition of the Company to the Members or the Management Committee at any time upon request. The Treasurer shall perform other duties commonly incident to such office, including, but not limited to, the execution of tax returns.

          (viii) Assistant Treasurer. At the request of the Treasurer or in the Treasurer's absence or inability to act, the Assistant Treasurer shall perform part or all of the Treasurer's duties.

     (b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Members; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the applicable Committee or the Members.

     6.05 DUTIES OF OFFICERS. Each officer shall devote such time, effort, and skill to the Company's business affairs as he deems necessary and proper for the Company's welfare and success. The Members expressly recognize that the officers have substantial other business relationships and activities with Persons other than the Company.

     6.06 NO DUTY TO CONSULT. Except as otherwise provided herein or by applicable law, neither the Company nor its duly appointed agents, designees or representatives or the officers of the Company shall have a duty or obligation to consult with or seek the advice of the Members on any matter relating to the day-to-day business affairs of the Company duly delegated to such

Persons; provided, however, that such Persons shall not be restricted from consulting with or the seeking the advice of the Members.

     6.07 REIMBURSEMENT. All expenses incurred with respect to the organization, operation and management of the Company shall be borne by the Company.

     6.08 MEMBERS AND AFFILIATES DEALING WITH THE COMPANY. Subject to obtaining any consent expressly required hereunder, the Company may appoint, employ, contract, or otherwise deal with any Person, including Affiliates of the Members, individuals with whom the Members are otherwise related, and with business entities which have a financial interest in a Member or in which a Member has a financial interest, for transacting Company business, including any acts or services for the Company as the members of any committee, officer or other representative with the proper authority may approve.

     6.09 INSURANCE. The Members and the Company agree to maintain for the benefit of the Company and the Members and at the their sole expense the insurance coverage described on "Exhibit C" hereto and such other insurance as may be required by Law and any commercial lender. Promptly upon request of the Company or any Member, the Company and each Member agree to provide an insurance certificate evidencing the coverage required by this Section. If a Member does not maintain insurance or provide an insurance certificate as required by this Agreement ("Delinquent Insurance Member"), then the other Members (the "Insuring Members") may acquire or maintain insurance to satisfy the Delinquent Insurance Member's obligation. The cost for the Insuring Members to acquire or maintain insurance to satisfy the obligations of the Delinquent Insurance Member shall be reimbursed by the payment by the Company of such amounts to the Insuring Members out of any distributions payable to the Delinquent Insurance Member, and any such Delinquent Insurance Member hereby directs the Company to make such payments on its behalf. Each such person shall be named as an additional insured on the policies carried by the other person. The costs of the insurance required to be carried by the Company pursuant to this Section 6.09 shall automatically be included in the applicable operating budget for the Company without the necessity of approval by the Members.

                                   ARTICLE VII
                                    MEETINGS

     7.01 MEETINGS OF MEMBERS AND COMMITTEES.

     (a) A quorum shall be present at a meeting of Members or any committee of the Company if the holders of at least 37.5% of all of the Membership Interests of the Company are represented at the meeting in person or by proxy. At a meeting of the Members at which a quorum is present with respect to any matter (except for any matter requiring the affirmative vote of (i) a Super-Majority Interest or all of the Membership Interest as required by this Agreement or (ii) a Required Interest greater than a Majority Interest as required by this Agreement or the Act), the affirmative vote of the Majority Interest shall be the act of the Members.

     (b) All meetings of the Members or any committee of the Company shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members or their representatives may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 16.10.

     (c) Notwithstanding the other provisions of this Agreement, the holders of at least a Majority Interest of the Company shall have the power to adjourn such meeting from time to time, without any notice other than an announcement at the meeting of the time and place of the resumption of the adjourned meeting. The time and place of such adjournment shall be determined by a vote of the holders of at least a Majority Interest of the Company. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

     (d) Unless otherwise expressly provided in a written notice issued by the Members, an annual meeting of the Members for the transaction of such business as may properly come before such meeting shall be held at the principal office of the Company at 10:00 a.m. on the first Tuesday which is a Business Day in the month of April. Regularly scheduled, periodic meetings of the Members or any committee of the Company may be held without notice to the Members or Member representatives at such times and places as shall from time to time be determined by resolution of the Members or such Member representatives and communicated to all Members or their representatives. Each Member, or its representatives in the case of committee meetings, shall use reasonable efforts to inform the other Members or committee representatives of any business matters that it intends to raise at any regular meeting of the Members or any committee of the Company within a reasonable time prior to such meeting, provided that the business matters to be acted upon at any such a meeting shall not be limited to the matters disclosed by a Member or its representative(s) prior to such meeting.

     (e) Special meetings of the Members or any committee of the Company, for any purpose or purposes, unless otherwise prescribed by law, shall be called by
(i) President or Secretary (if any) (ii) Member representative(s) at the request in writing by the President, (iii) Members holding at least twenty percent (20%) or more of the Membership Interests of the Company or (iv) at least two Members. Such request of the President, Secretary or Member representative(s) shall state the purpose or purposes of the proposed meeting.

     (f) Except as provided otherwise by the Agreement or applicable law, written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered not less than ten nor more than 60 (including Saturdays, Sundays and holidays) days before the date of the proposed meeting, either personally, by certified mail (return receipt requested) or by telecopy (with a copy delivered via United States mail), by or at the direction of the Person calling the meeting, to each Member or Member representative, as the case may be, entitled to vote thereat. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member, or Member representative, at its address provided for in Section 16.19, with postage thereon prepaid.

     (g) The date on which notice of a meeting of the Members or any committee of the Company is mailed shall be the Record Date for the determination of the Members or Member representatives entitled to notice of or to vote at such meeting, including any adjournment thereof, or the Members or Member representatives entitled to receive such distribution.

     7.02 SPECIAL ACTIONS. The approval of the holders of a Super-Majority Interest of the Members shall be required to authorize and approve the following:

          (i) acquiring and disposing of, and utilizing for Company purposes, any material asset of the Company;

          (ii)   borrowing money;

          (iii) determining the reserve applicable to distributions of Company cash and other property as provided in Section 5.03;

          (iv) authorizing transactions not in the ordinary course of business;

          (v) permitting the Company to merge, consolidate, participate in a share exchange or other statutory reorganization with, or sell all or substantially all of the assets of the Company to, any Person;

          (vi)   permitting the Company to dissolve and liquidate;

          (vii) approving any operating and capital expenditures budgets for the Company;

          (viii) entering into contracts, agreements and other undertakings binding the Company to pay more than $500,000 in any year or $1,000,000 in the aggregate pursuant to any such individual contract, agreement or undertaking that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company;

          (ix) authorizing the Company to enter into a transaction involving a Lateral Opportunity in accordance with Article XV; and

          (x)    entering into Oil Contracts with a term of one year or more.

     7.03 VOTING LIST. The officer of the Company who is responsible for the maintenance of the Company's records shall make, at least ten days before each meeting of Members or the Management Committee, a complete list of the Members or their representatives, as the case may be, entitled to vote thereat or any adjournment thereof, arranged in alphabetical order, with the address of and the Membership Interest held or represented by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member or Member representative at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member or Member representative during the whole time of the meeting. The original Company records shall be prima facie evidence as to who are the Members or their representatives entitled to examine such list or transfer records or to vote at any meeting of Members or the Management Committee. Failure to comply with the requirements of this Section 7.03 shall not affect the validity of any action taken at the meeting.

     7.04 PROXIES. A Member or Member representative may vote either in person or by proxy executed in writing by the Member or Member representative. A telegram, telex, cablegram or similar transmission by the Member or Member representative or a photographic, photostatic, facsimile or similar reproduction of writing executed by the Member or Member representative shall be treated as an execution in writing for purposes of this Section 7.04. Proxies for use at any meeting of the Members or committee of the Company or in connection with the taking of any action by written consent shall be filed with the Company before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by an inspector or inspectors appointed by the President or a Vice President of the Company who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes.

     7.05 VOTES. Each Member or Member representative shall be entitled to one vote (or a fraction thereof) per percent (or fraction thereof) of Membership Interest held by such Member, as reflected in the transfer records of the Company.

     7.06 CONDUCT OF MEETINGS. All meetings of the Members or committees of the Company shall be presided over by the chairman of the meeting, who shall be designated by the Chief Executive Officer, President, Vice President or other appropriate officer of the Company. The chairman of any meeting of Members or committee of the Company shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion.

     7.07 ACTION BY WRITTEN CONSENT.

     (a) Except as otherwise provided by law, any action required or permitted to be taken at any meeting of Members or committee of the Company may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders or representatives of not less than the minimum of Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted. To the extent required by law, every written consent shall bear the date of signature of each Member or Member representative who signs the consent. To the extent required by law, no written consent shall be effective to take the action that is the subject to such consent unless, within 60 days after the date of the earliest dated consent delivered to the Company in the manner required by this Section 7.07, a consent or consents signed by the holder or holders of not less than the minimum Membership Interests that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office or its principal place of business. Delivery shall be by hand or certified or registered mail (return receipt requested) to the Company's principal place of business and shall be addressed to the Secretary of the Company. A telegram, telex, cablegram or similar transmission by a Member or Member representative, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member or Member representative, shall be regarded as signed by the Member or Member representative for purposes of this Section 7.07. Prompt written notice of the taking of any action by the Members or committees of the Company without a meeting by less than unanimous written consent shall be given to those Members or Member representatives who did not consent in writing to the action.

     (b) The Record Date for determining Members or their representatives entitled to consent to an action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. Delivery shall be by hand or by certified or registered mail (return receipt requested) to the Company's principal place of business and shall be addressed to the Secretary of the Company.

     7.08 RECORDS. An officer of the Company or a designated Member representative shall be responsible for maintaining the records of the Company, including keeping minutes at the meetings of the Members or committees of the Company and the filing of consents in the records of the Company.

                                  ARTICLE VIII.
                                 INDEMNIFICATION

     8.01 RIGHT TO INDEMNIFICATION. Subject to the limitations and conditions as provided herein or by applicable law, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company, a member of a committee of the Company or an officer of the Company, or while such a Person is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic general partnership, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this
Article VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person's activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 8.01 in the event the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or gross negligence or willful misconduct on the part of such Person. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or under theories of strict liability.

     8.02 INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS. The Company may indemnify, and advance expenses to, Persons who are not or were not a Member, including officers, employees or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article VIII.

     8.03 ADVANCE PAYMENT. The right to indemnification conferred in this
Article VIII shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled to be indemnified under Sections 8.01 and 8.02 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

     8.04 APPEARANCE AS A WITNESS. Notwithstanding any other provision of this
Article VIII, the Company may pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VIII in connection with such Person's appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

     8.05 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which a Person indemnified pursuant to Sections
8.01 and 8.02 may have or hereafter acquire under any law (common or statutory), this Agreement, or any other agreement, vote of Members or otherwise.

     8.06 INSURANCE. The Company may purchase and maintain indemnification insurance, at its expense, to protect itself and any Person from any expenses, liabilities, or losses that may be indemnified under this Article VIII.

     8.07 MEMBER NOTIFICATION. Any indemnification of or advance of expenses to any Person entitled to be indemnified under this Article VIII shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members' meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date the indemnification or advance was made.

     8.08 SAVINGS CLAUSE. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

     8.09 SCOPE OF INDEMNITY. For the purposes of this Article VIII, references to the "Company" include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VIII shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

                                   ARTICLE IX.
                                      TAXES

     9.01. TAX RETURNS. The Company shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.02. Upon written request by the Company, each Member shall furnish to the

Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.

     9.02 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

     (a) to adopt the accrual method of accounting;

     (b) an election pursuant to section 754 of the Code;

     (c) to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company under section 195 of the Code ratably over a period of 60 months as permitted by section 709(b) of the Code; and

     (d) any other election that the Company may deem appropriate and in the best interests of the Company or Members, as the case may be.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

     9.03 TAX MATTERS MEMBER. The Company shall select one of the Members as the "Tax Matters Member" of the Company pursuant to section 6231(a)(7) of the Code. The Tax Matters Member shall take such action as may be necessary to cause each Member to become a "notice partner" within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of a Majority Interest, but this sentence does not authorize the Tax Matters Member to take any action left to the determination of an individual Member under sections 6222 through 6232 of the Code. The initial Tax Matters Member shall be the Member so indicated on Exhibit A.

                                   ARTICLE X.
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

     10.01 MAINTENANCE OF BOOKS. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement and generally accepted accounting principles, except that the Capital Accounts of the Members shall be maintained in accordance with Section 4.06. The accounting year of the Company shall be determined by the Company.

     10.02 FINANCIAL STATEMENTS. On or before the last day of each calendar month during the term of the Company, the Company shall cause each Member to be furnished with a balance sheet, an income statement and a statement of cash flows for, or as of the end of, the calendar month immediately preceding such calendar month. On or before the last day of each April during the existence of the Company, the Company shall cause each Member to be furnished with audited financial statements, including, a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member's Capital Account for, or as of the end of, the immediately preceding calendar year. Annual financial statements must be prepared in accordance with generally accepted accounting principles consistently applied (except as therein noted). The Company also may cause to be prepared or delivered such other reports as it may deem, in its sole judgment, appropriate. The Company shall bear the costs of all such reports and financial statements.

     10.03 TAX STATEMENTS. On or before the last day of June during the existence of the Company, the Company shall cause each Member to be furnished with all information reasonably necessary or appropriate to file their appropriate tax reports, including a schedule of Company book-tax differences for, or as of the end of, the immediately preceding tax year.

     10.04 ACCOUNTS. The officers of the Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company's name with financial institutions and firms that officers of the Company may determine. The Company may not commingle the Company's funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement. The officers of the Company may invest the Company funds only in (i) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (ii) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated "A" or better by any recognized rating agency,
(iii) readily marketable commercial paper rated "Prime-1" by Moody's or "A-1" by Standard and Poor's (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (iv) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least "A" or "A2" by Standard and Poors or Moody's, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.

                                   ARTICLE XI.
                            BANKRUPTCY OF A MEMBER

     11.01 BANKRUPT MEMBERS. Subject to Section 12.01(c), if any Member becomes a Bankrupt Member, the Company or, if the Company does not exercise the relevant option, the remaining Members which desire to participate, shall have the option, exercisable by notice from the Company or the Members, as the case may be, to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and, on the exercise of this option, the Bankrupt Member or its representative shall sell, its Membership Interest. The purchase price shall be an amount equal to the fair market value thereof determined by agreement by the Bankrupt Member (or its representative) and the purchasing Person; however, if those Persons do not agree on the fair market value on or before the 30th day following the exercise of the option, either such Person, by written notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in such notice. If the Person receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Persons otherwise fail to agree on an independent appraiser, either such Person may petition the United States District Judge for the Southern District of Texas then senior in active service to designate an independent appraiser, whose determination of the independent appraiser, however designated, is final and binding on all parties. The Bankrupt Member and the purchasing Person each shall pay one-half of the costs of the appraisal and court costs in appointing an appraiser (if any). The purchasing Person shall pay the fair market value as so determined in cash on closing. The payment to be made to the Bankrupt Member or its representative pursuant to this Section 11.01 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and its officers, agents, and representatives and (insofar as the affairs of the Company are concerned) against the Members.

                                  ARTICLE XII.
                    DISSOLUTION, LIQUIDATION, AND TERMINATION

     12.01 DISSOLUTION. Subject to the provisions of Section 12.02, the Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

     (a) the consent of holders of at least a Super-Majority Interest of the Membership Interests pursuant to Section 7.02(vi);

     (b) the expiration of the period fixed for the duration of the Company as set forth in this Agreement;

     (c) entry of a decree of judicial dissolution of the Company under section 18-802 of the Act; and

     (d) the bankruptcy or dissolution of a Member or other event described in section 18-801 of the Act (other than a Transfer of Membership Interest in accordance with the terms of this Agreement).

     12.02 LIQUIDATION AND TERMINATION. Subject to Section 12.02(d), upon dissolution of the Company, a representative of the Company selected by a Majority Interest (not including any member in Default at the time of dissolution) shall act as a liquidator or may appoint one or more Members as liquidator ("Liquidator"). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:

     (a) as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

     (b) the Liquidator shall cause any notices required by law to be mailed to each known creditor of and claimant against the Company in the manner described by such law;

     (c) subject to the terms and conditions of this Agreement and the Act (especially section 18-803), the Liquidator shall distribute the assets of the Company in the following order:

          (i) the Liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company, including without limitation all expenses incurred in liquidation (but excluding any advances or Capital Contributions described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine);

          (ii) the Liquidator shall pay, satisfy or discharge from Company funds all of the advances and loans (but not Capital Contributions) made to the Company by Members, as described in Section 4.05; and

          (iii) all remaining assets of the Company shall be distributed to the Members as follows:

               (A) the Liquidator may sell any or all Company property, including to one or more of the Members (other than any Member in Default at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members on a pro rata basis in accordance with each of their respective Membership Interests;

               (B) with respect to all Company property that has not been sold, the fair market value of that property (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

               (C) Company property shall be distributed among the Members ratably in proportion to each Member's Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause
          (C); and in each case, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 12.02. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

     (d) Upon dissolution of the Company upon an event occurring to a Member described in Section 12.01(d) (the "Withdrawing Member"), then within thirty
(30) days after the Company delivers notice of such event to the Members, at least 50% of such other Members (by Membership Interest and excluding the Membership Interest of the transferring or bankrupt Member) may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new company on terms identical to those set forth in this Agreement and, as necessary, admitting an additional Member chosen by such other Members. Such other Members shall be deemed to have voted for and consented to such reconstitution unless a written statement objecting to the reconstitution shall have been received by the Company within thirty (30) days after notice of dissolution was made to such Member.

Upon any such election to reconstitute by at least 50% of such other Members (by Membership Interest), all Members, Withdrawing Members, and successors shall be bound thereby and shall be deemed to have approved thereof. Unless such an election to reconstitute is made within the applicable time period as set forth above, the Company shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i) the reconstituted Company shall continue until the end of the term set forth in Section 2.06 unless earlier dissolved in accordance with this
     Article XII;

          (ii) the interest of the Withdrawing Member shall be treated thenceforth as the interest of a Transferee that has not been admitted as a Substitute Member hereunder; and

          (iii) all necessary steps shall be taken to cancel this Agreement and to enter into and, as necessary, to file new organizational documents; provided that the right to reconstitute and to continue the business of the Company shall not exist and may not be exercised unless the Company has received an opinion of counsel that the Company would not become taxable as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of such right to continue.

     12.03 PROVISION FOR CONTINGENT CLAIMS.

     (a) The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

     (b) If there are insufficient assets to both pay the creditors pursuant to
Section 12.02(c)(i) and to establish the provision contemplated by Section 12.03(a), the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.

     12.04 DEFICIT CAPITAL ACCOUNTS. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members ratably in proportion to their respective Membership Interest, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute any amounts to the Company to bring the balance of such Member's capital account to zero.

                                  ARTICLE XIII.
                           AMENDMENT OF THE AGREEMENT

          13.01 AMENDMENTS TO BE ADOPTED BY THE COMPANY. Each Member agrees that the appropriate officer of the Company, in accordance with and subject to the limitations contained in Article VII, may amend the Company's certificate of formation, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

         (a) a change in the name of the Company, the location of the principal place of business of the Company or the registered agent or office of the Company;

         (b) admission or substitution of Members effected in accordance with this Agreement;

         (c) a change that the appropriate officer of the Company believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of the Company to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

          (d) a change (i) that the appropriate officer of the Company believes does not adversely affect the Members in any material respect, or (ii) that is necessary or appropriate for the Company to satisfy any requirements, conditions, guidelines or interpretations contained in any opinion, interpretative release, directive, order, ruling or regulation of any federal or state agency or judicial authority (including, without limitation, the Act);

         (e) an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

         (f) subject to the terms of Section 3.09, an amendment that the Company determines in its sole discretion to be necessary or appropriate in connection with the authorization for issuance of any Membership Interest pursuant to
Section 3.09; and

         (g) any amendment expressly permitted in this Agreement to be made by the Company.

         13.02 AMENDMENT PROCEDURES. Except as provided in Section 13.01, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed by any Member. Each such proposal shall contain the text of the proposed amendment. If an amendment is proposed, the Company shall seek the written approval of the holders of the requisite percentage of Membership Interests or call a meeting of the Members to consider and vote on such proposed amendment. A proposed amendment shall be effective upon its approval by the holders of all of the Membership Interests, unless a different percentage is required under this Agreement. Any amendment that would materially and adversely affect the rights of any type or class of Membership Interests in relation to other types or classes of Membership Interests requires the approval of the holders of at least a majority of the Membership Interests of such class or type of Membership Interest. The Company shall notify all Record Holders upon final adoption of any proposed amendment.

                                  ARTICLE XIV.
                        CERTIFICATED MEMBERSHIP INTERESTS

         14.01 ENTITLEMENT TO CERTIFICATES. Every owner of a Membership Interest in the Company, unless and to the extent the Company elects otherwise, shall be entitled to have a certificate, in such form as is approved by the Company and conforms with applicable law, certifying the Membership Interest owned by it.

         14.02 MULTIPLE CLASSES OF INTEREST. If the Company shall be authorized to issue more than one class of Membership Interest or more than one series of any Membership Interest, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of membership interest or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall, unless the Members shall by resolution provide that such class or series of Membership Interest shall be uncertificated, be set forth in full or summarized on the face or back of the certificate which the Company shall issue to represent such class or series of Membership Interest; provided that, to the extent allowed by law, in lieu of such statement, the face or back of such certificate may state that the Company will furnish a copy of such statement without charge to each requesting Member.

         14.03 SIGNATURES. Each certificate representing a Membership Interest in the Company shall be signed by or in the name of the Company by (1) any of the President or Vice President of the Company; and (2) any of the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company. The signature of the officers of the Company may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office before such certificate is issued, it may be issued by the Company with the same effect as if he held such office on this date of issue.

         14.04 ISSUANCE AND PAYMENT. Subject to the provisions of the Act and this Agreement, Membership Interests may be issued for such consideration and to such persons as the Company may determine from time to time. Membership Interests may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid Membership Interest there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate is issued.

         14.05 RESTRICTIVE LEGEND. In the absence of a more restrictive legend, all certificates which evidence Membership Interests shall be stamped or typed in a conspicuous place with the following legend:

         THE INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE LIMITED LIABILITY AGREEMENT OF THE COMPANY DATED AS OF FEBRUARY 14,1996, WHICH RESTRICTS ANY SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, ENCUMBRANCE, PLEDGE OR OTHER TRANSFER OR ALIENATION (WITH OR WITHOUT CONSIDERATION) OF SUCH INTEREST. THE COMPANY WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH LIMITED LIABILITY AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER.

Such legend shall also be placed on all Certificates which are hereafter issued to any Member.

         14.06 LOST, STOLEN OR DESTROYED CERTIFICATES. The Company may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the Person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

         14.07 TRANSFER OF MEMBERSHIP INTEREST. Upon surrender to the Company or its transfer agent, if any, of a certificate representing Membership Interests duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer in accordance with this Agreement and of the payment of all taxes applicable to the transfer of said Membership Interest, the Company shall be obligated to issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books, provided, however, that the Company shall not be so obligated unless such transfer was made in compliance with the provisions of this Agreement and any applicable state and federal securities Laws.

         14.08 REGISTERED HOLDERS. The Company shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

                                   ARTICLE XV.
                     OTHER MEMBER AGREEMENTS AND OBLIGATIONS

         15.01 PARTICIPATION IN EXTENSIONS AND EXPANSIONS. (a) Except as otherwise provided in Section 15.01(b), each Member agrees that neither it nor its Affiliates will, directly or indirectly, enter into any agreement to construct or otherwise consummate transactions involving construction of any pipeline laterals or extensions or related facilities (a "Lateral Opportunity") to connect any oil or liquid condensate to the Poseidon Pipeline until such Lateral Opportunity has been rejected or otherwise forfeited by the Company and the Members, as applicable, pursuant to this Article; provided, however, that this Article shall not apply to any exploration and production Affiliate that intends to construct a pipeline lateral for the purpose of transporting crude oil produced in whole or in part by such Affiliate. Any Member may propose that the Company undertake a Lateral Opportunity by delivering written notice (a "Lateral Opportunity Notice") to the Company and each of the other Members, which Lateral Opportunity Notice would include the proposed terms and conditions of such transactions and reasonably sufficient operational and financial information and other details to allow such Members to make a reasonably informed decision with respect to such Lateral Opportunity. If Members holding at least a Super-Majority Interest do not agree and deliver notice thereof in writing within thirty (30) days after the Company receives the Lateral Opportunity Notice that the Company should undertake such project on the terms and conditions set forth in the applicable Lateral Opportunity Notice, any Member (including its Affiliates) voting in favor of such project shall have the right to pursue such project (a "Rejected Lateral Opportunity") on the terms and conditions set forth in the applicable Lateral Opportunity Notice and own any assets related thereto in the proportion that such Member's Membership Interest is to the Membership Interest of all Members electing to participate in the Rejected Lateral Opportunity by giving written notice of such intent to the Company within fifty (50) days after the Company receives the relevant Lateral Opportunity Notice. In such event, the Members (or their Affiliates) desiring to pursue such Rejected Lateral Opportunity shall be free for a period of sixty
(60) days after such fifty (50) day period to enter into definitive agreements, if any, or otherwise consummate the transactions contemplated by the applicable Lateral Opportunity Notice on the same terms and conditions set forth in the applicable Lateral Opportunity Notice without further obligation to any Members or the Company; provided that following such sixty (60) day period such Members or their Affiliates may not enter into definitive agreements, if any, or otherwise consummate the transactions with respect to a Rejected Lateral Opportunity without again offering the same to the Company in accordance with this Article. No Members shall have any obligation or duty to the Company or the other Members with respect to any Rejected Lateral Opportunity to the extent it is covered by definitive agreements entered into, or otherwise consummated, by such Members or their Affiliates after compliance with this Section 15.01 or with respect to any modification, renewal or extension of the terms of such definitive agreements with respect to any such Rejected Lateral Opportunity. The construction, operation, maintenance and ownership of each such Rejected Lateral Opportunity project shall not be governed or affected by this Agreement, but shall be governed by the contractual and other arrangements established by the Members participating in such project.

         (b) Notwithstanding anything contained in this Agreement to the contrary, Poseidon and any of its Affiliates shall have the right, at its sole cost, expense and risk, to construct pipeline laterals or extensions or related facilities to connect the Poseidon Pipeline to oil or liquid condensate produced from Blocks 254, 297, 298 and 342 in the Green Canyon area, and Blocks 871, 914, 915, 916, 958, 959, 1002 and 1003 in the Ewing Bank Area Gulf of Mexico. Such right shall be absolute and unconditional and shall be free and clear of any obligation to offer the Company or any Member the right to participate therein.

         (c) Notwithstanding anything contained in this Agreement to the contrary, Texaco and any of its Affiliates shall have the right, at its sole cost, expense and risk, to construct pipeline laterals or extensions or related facilities to connect the Poseidon Pipeline to oil or liquid condensate produced from Blocks 331, 375, 419, 415, 416, 459, 460, 504, 505, 506, 507, 548, 549,
550, 551, 593, 594, 508, 509, 510, 552, 553 and 554 in the Green Canyon area,
Gulf of Mexico. Such right shall be absolute and unconditional and shall be free and clear of any obligation to offer the Company or any Member the right to participate therein.

         15.02 PROJECT FINANCINGS. Each Member shall be responsible for arranging the financing of its share of Capital Contributions and advances or loans to or other investments in the Company; provided, however, that the Members agree to use commercially reasonable, good faith efforts to review and pursue any project financing arrangement for the Company to the extent the terms and conditions of such project financing are in the best interest of each of the Members.

                                  ARTICLE XVI.
                               GENERAL PROVISIONS

         16.01 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

         16.02 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitutes the entire agreement and supersedes all prior (oral or written) or oral contemporaneously proposals or agreements, all previous negotiations and all other communications or understandings between the Parties with respect to the subject matter hereof.

         16.03 WAIVERS. Neither action taken (including, without limitation, any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement, shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Party of a particular right, including, without limitation, breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

         16.04 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

         16.05 MEMBER AND COMMITTEE DEADLOCKS; NEGOTIATIONS, MEDIATION AND ARBITRATION.

               (a) Member and Committee Deadlocks. If any matter or proposal (other than those matters specified in Section 6.03(b)(i), (ii), (iv), (v), (vi) or (viii)) requiring the vote of less than all of the Membership Interest for approval thereof is brought before the Members or the Management Committee and
(i) does not receive at least the Required Interest voting for such matter or proposal or (ii) does not receive at least the Required Interest voting against (not including abstentions or other non-votes) such matter or proposal, then any Member by written notice to the other Members given within ten (10) days after the initial vote on such matter or proposal, may call a meeting of the Members or the Management Committee to reconsider such matter or proposal, such meeting to be held when, where and as reasonably specified in said notice, but not less than ten (10) days nor more than twenty-five (25) days after the date of such vote. If such meeting is called and held as herein provided and the matter or proposal at such meeting again and (i) does not receive at least the Required Interest voting for such matter or proposal or (ii) does not receive at least the Required Interest voting against (not including abstentions or other non-votes) such matter or proposal, then any Member may within ten (10) days thereafter submit the matter to arbitration in accordance with Section 16.05(b)
- h. If no Member calls such a meeting within the first ten (10) day period herein provided for or if arbitration is not requested within the ten (10) day period after the second meeting, no Member shall thereafter have any right to request arbitration regarding such matter or proposal. Member approval or disapproval of the matters specified in Section 6.03(b)(i), (ii), (iv), (v),
(vi) or (viii) shall not be subject to arbitration under this Agreement.

               (b) Initiation of Proceedings. Any Member wishing to submit a matter or proposal to arbitration as permitted by Section 16-05(a) shall do so by giving written notice of arbitration to the other Members and the Company. The Member initiating arbitration shall also simultaneously file duplicate copies of its notice of arbitration with any regional office of the American Arbitration Association ("AAA"), together with the appropriate fee as provided in the AAA's administrative fee schedule. The initiating Member shall state in its notice of arbitration the regional office of AAA it has selected and thereafter all communications with the AAA regarding the arbitration proceedings shall be directed to such office unless the AAA directs otherwise. The notice of arbitration shall contain a brief description of the nature of the dispute to be arbitrated and the remedy or resolution sought by the Member initiating arbitration. Such notice may also contain a request that the dispute be arbitrated by a panel of three arbitrators.

If no such request is contained in the notice, it shall be presumed that the Member seeking arbitration desires the dispute to be determined by a single arbitrator.

               (c) Responses. Each of the other Members shall, within twenty
(20) days from the date of mailing of the notice of arbitration, file with each of the other Members, the Company and the AAA a response in which it states its view regarding the dispute to be arbitrated and the remedy or resolution it desires. Such response may also include a request that the dispute be determined by a panel of three arbitrators. If any of the Members indicate, in accordance with Section 16.05(b) or this Section 16.05(c), their desire to have the dispute determined by a panel of three arbitrators, it shall be so determined. Otherwise, the dispute shall be determined by a single arbitrator.

               (d) Selection of Arbitrators. As soon as practicable after the expiration of the twenty (20) day period beginning upon the date of mailing of the initiating Member's notice of arbitration, the AAA shall compile a list of available arbitrators competent and qualified to determine the dispute as described in the notice of arbitration and the responses thereto. If the Members have elected, in accordance with Section 16.05(c), to have the dispute determined by a panel of three arbitrators, the list shall be composed of eight names and if the Members have elected to have the dispute determined by a single arbitrator, the list shall be composed of six names. The AAA shall also, at the same time, by lot, rank the Members in order, and shall thereupon forthwith transmit the list simultaneously to the Members and inform them of the order in which it has ranked them. Unless the Members shall beforehand agree to a different time or place, or both, they shall meet at the principal office of the Company at 10:00 a.m. local time on the Business Day after the date of mailing the AAA's list of arbitrators and notice of ranking. At such time, they shall each, one by one, in accordance with the ranking determined by the AAA, strike a name from the list submitted by the AAA. The three or the one remaining, as the case may be, when such process of striking has been completed, shall be the arbitrators or arbitrator to arbitrate and determine the dispute. If any of the arbitrators so selected declines or for any reason fails to serve, the AAA shall forthwith furnish the Members a second list of additional available arbitrators competent and qualified to determine the dispute, such list to contain five names plus the names of as many individuals as there are vacancies to fill because of the failure to serve of previously selected arbitrators. The Members shall thereupon again, in accordance with the ranking determined by the AAA, one by one, in turn, strike names from the list. The individuals or individual whose names or name remain on the list upon the completion of such striking shall, together with any arbitrators previously chosen in the case of a dispute to be determined by a panel of three arbitrators, be the arbitrators to arbitrate and determine the dispute. This procedure shall be repeated until one or three arbitrators, as the case may be, who are willing and able to serve have been selected. If any of the Members at any point fails to participate in the procedure hereinabove established to select arbitrators, the AAA shall forthwith eliminate one name from the list of arbitrators for each Member not so participating.

               (e) Location. Unless otherwise agreed by the Members, the arbitration proceedings shall be held in Houston, Texas at such location selected by the arbitrator or panel of arbitrators.

               (f) Rules. Except as set forth in this Section 16.05, all arbitration proceedings under this Section 16.05 shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, as then amended and in effect; and such rules shall be interpreted and applied and questions regarding the arbitration process not resolved under such rules shall be determined in accordance with the Uniform Arbitration Act, as enacted in the State of Delaware; provided, however, that the arbitrator or panel of arbitrators shall resolve such dispute within sixty (60) days from the day a member submitted its notice or arbitration to the other Members, the Company and the AAA. In any such arbitration proceeding, the arbitrator shall determine whether there is a reasonable basis for the withholding of agreement or approval by one or more Members or committee members from the standpoint of the best interests of the Company, in light of the purposes of the Company expressed herein. A reasonable basis for withholding agreement or approval shall be found if a reasonable business person would withhold agreement or approval under the circumstances based soley upon what such reasonable business person believes is in the best interest of the Company. In the event the arbitration proceeding results in a decision that a Member's or committee member's agreement is being or has been withheld without a reasonable basis, such Member's or committee member's agreement will be deemed to have been given. During pendency of any arbitration proceeding, the business of the Company shall continue to be conducted in accordance with the most recently approved budgets until such time as the arbitration is completed, agreement among the Members or any committee is achieved, or the Company is dissolved in accordance with the provisions hereof.

               (g) Limitation on Arbitration. Except with respect to the matters specified in Section 16.05(a) or 4.03(c), no Member shall have the right to demand arbitration with respect to any dispute, difference or question arising between any of the Members themselves or any Member and the Company as to the meaning or interpretation of any provision of this Agreement or as to the performance by any Member or the Company of its obligation hereunder, whether before or after the termination of this Agreement, or as to any matter whatsoever.

               (h) Effect of Award. The Arbitrator's decision with respect to any matter referred to arbitration pursuant to the provisions of this Section
16.05 shall be final and binding upon the Company and the Members, as if the Members had voted in favor of such resolution, and each Member and the Company shall use its best efforts to take all such steps as may be within its power to ensure that the matter determined by arbitration is carried out as if it had received the approval of the Members of the Management Committee. The Members agree that judgment on the arbitration award may be entered by any court of competent jurisdiction.

         16.06 GOVERNING LAW: SEVERABILITY. (a) THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES

WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         (b) In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or applicable law, the applicable provision of the Act or other applicable law, as the case may be, shall control. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Act or other applicable law, as the case may be.

         16.07 FURTHER ASSURANCES. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

         16.08 WAIVER OF CERTAIN RIGHTS. Except as otherwise expressly provided herein, each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

         16.09 NOTICE TO MEMBERS OF PROVISIONS OF THIS AGREEMENT. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitute adequate notice of all such provisions.

         16.10 COUNTERPARTS. This Agreement may be executed in multiple of counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

         16.11 ATTENDANCE VIA COMMUNICATIONS EQUIPMENT. Unless otherwise restricted by law or this Agreement, the Members or committees may hold a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can effectively communicate with each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         16.12 REPORTS TO MEMBERS. The officers of the Company shall present at each annual meeting of Members, and at any special meeting of Members, a statement of the business and condition of the Company.

         16.13 CHECKS, NOTES AND CONTRACTS. Checks and other orders for the payment of money shall be signed by such person or persons as the Company shall from time to time by resolution determine. Contracts and other instruments or documents may be signed in the name of the Company by any other officer authorized to sign such contract, instrument or document by the Company, and such authority may be general or confined to specific instances. Checks and other orders for the payment of money made payable to the Company may be endorsed for deposit to the credit of the Company, with a depositary authorized by resolution of the Company, by the Chief Financial Officer or Treasurer or such other persons as the Company may from time to time by resolution determine.

         16.14 SEAL. The seal of the Company shall be in such form as shall from time to time be adopted by the Company. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

         16.15 BOOKS AND RECORDS. The officers of the Company shall keep correct and complete books and records of account and minutes of the proceedings of its Members shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of the Members, giving the names and addresses of all Members and the number and class of the shares held by each.

         16.16 SURETY BONDS. Such officers and agents of the Company (if any) as the Company may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Company, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Company, in such amounts and by such surety companies as the Company may determine. The premiums on such bonds shall be paid by the Company and the bonds so furnished shall be in the custody of the Secretary.

         16.17 AUDIT RIGHTS OF MEMBERS. Each Member shall have the right to inspect and audit the books and records of the Company to the extent necessary to determine the accuracy of the financial statements delivered to the Members pursuant to Section 10.02 of the Agreement. The audit rights with respect to any calendar year or any portion of such year shall terminate on and as of the last day of the second calendar year immediately following the issuance of the audited financial statements covering such calendar year. A Member may exercise its audit rights hereunder by giving at least 30 days written notice to the Company of the desire to perform such audit, which notice shall include the estimated timing and other particulars related to such audit. The audit shall be conducted at the sole cost of the Member requesting same and during normal business hours of the Company. The audit shall not unreasonably interfere with the operation for the Company.

         16.18 NO THIRD PARTY BENEFICIARIES. Except to the extent a third party is expressly given rights herein, any agreement herein contained, expressed or implied, shall be only for the benefit of the Parties and their respective legal representatives, successors, and assigns, and such agreements or assumption shall not inure to the benefit of any other Person whomsoever, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given rights herein.

         16.19 NOTICES. Except as otherwise expressly provided in this Agreement to the contrary (including in the definition of the term Default), any notice required or permitted to be given under this Agreement shall be in writing (including telex, facsimile, telecopier or similar writing) and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice:

          (a)         if to the Company, to:

                      Poseidon Oil Pipeline Company, L.L.C.
                      Attn: President
                      1670 Broadway
                      Denver, Colorado 80202
                      Telephone           303/861-4475
                      Telecopy            303/860-3135

          (b)         if to the Members, to:

                      (1)        Poseidon Pipeline Company, L.L.C.
                                 Attn: Chief Operating Officer
                                 7200 Texas Commerce Tower
                                 600 Travis Street
                                 Houston, Texas 77002
                                 Telephone: (713) 224-7400
                                 Telecopy: (713) 547-5151

                      (2)        Texaco Trading and Transportation Inc.
                                 Attn: Senior Vice President - Southern Region
                                 4900 Fournace Place             P.O. Box 5080
                                 Bellaire, Texas 77401-2325      Bellaire, Texas
                                 Telephone 713/432-3800          77402-5080
                                 Telecopy 713/432-3592

Each such notice, demand or other communication shall be effective, if given by registered or certified mail, return receipt requested, as of the third day after the date indicated on the mailing certificate, or if given by any other means, when delivered at the address specified in this Section.

         IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth in this Agreement.

                                        MEMBERS:

                                        POSEIDON PIPELINE COMPANY, L.L.C.

                                        By: /s/ JAMES H. LYTAL
                                           ------------------------------------
                                        Printed Name: James H. Lytal
                                                      -------------------------
                                        Title: President
                                               --------------------------------

                                        TEXACO TRADING AND TRANSPORTATION INC.

                                        By: /S/ ARTHUR NICOLETTI
                                           ------------------------------------
                                           A.A. Nicoletti, President

EXHIBITS:

Exhibit A      -     Ownership Information
Exhibit B      -     Description of Phase I Line and Phase II Line
Exhibit C      -     Insurance

                             FIRST AMENDMENT TO THE
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                      POSEIDON OIL PIPELINE COMPANY, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

         THIS FIRST AMENDMENT dated as of July 1, 1996 (this "Amendment"), to the Limited Liability Company Agreement (the "LLC Agreement") of Poseidon Oil Pipeline Company, L.L.C. dated as of February 14, 1996, is entered into by the Members (as defined below).

                              W I T N E S S E T H:

         WHEREAS, on February 14, 1996, TEXACO TRADING AND TRANSPORTATION INC., a Delaware corporation ("Texaco"), and POSEIDON PIPELINE COMPANY, L.L.C., a Delaware limited liability company ("Poseidon"), formed the Delaware limited liability company known as Poseidon Oil Pipeline Company, L.L.C. (the "Company"), pursuant to its Certificate of Formation and the LLC Agreement; and

         WHEREAS, in connection with that certain Acknowledgment and Consent Agreement dated as of even date herewith by and among the Company, Poseidon, Texaco, Marathon Oil Company ("Marathon"), Texaco Pipeline Inc. ("TPLI"), Marathon Pipeline Company ("MPLC") and Block 873 Pipeline Company ("Pipeline Owner"), and certain other agreements, (i) Pipeline Owner contributed certain assets to Company in exchange for a newly issued Membership Interest (defined herein); (ii) Pipeline Owner distributed such Membership Interest to its owners, TPLI and Marathon; and (iii) TPLI and MPLC transferred such Membership Interests to Texaco and Marathon, respectively;

         WHEREAS, Poseidon, Texaco and Marathon are the current members of the Company;

         WHEREAS, Poseidon, Texaco and Marathon (collectively, the "Members," and each a "Member") have agreed to amend the LLC Agreement.

         NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Members hereby stipulate and agree as follows:

         1. Definitions. Unless otherwise defined herein, terms defined in this Amendment have the meanings specified herein, and capitalized terms not defined herein, but defined in the LLC Agreement, are used herein as therein defined.

         2. Amendments. The LLC Agreement shall be amended as of the date hereof as follows:

                  (a) Section 1.01. Section 1.01 of the LLC Agreement is amended by adding the following definition in proper alphabetical order:

                           "Marathon" means Marathon Oil Company.

                  (b) Section 1.01. Section 1.01 of the LLC Agreement is further amended by deleting the definitions of the terms "Bankrupt Member," "Default," "Majority Interest" and "Super-Majority Interest" in their entirety and replacing such terms with the following definitions, each in proper alphabetical order:

                           "Bankrupt Member" means any Member:

                           (a) that (i) makes a general assignment for the
                  benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties; or

                           (b) against which a proceeding seeking
                  reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

                  In addition, Poseidon, and any of its Transferees or Substituted Members, shall be deemed to be a Bankrupt Member if any of the foregoing events occur with respect to the Guarantor.

                           "Default" means, in respect of any Member, upon the
                  occurrence and during the continuation of any of the following events:

                           (a) the failure to remedy within five (5) Business
                  Days of receipt of written notice thereof from the Company or any Member, the failure of a Member to make any Initial Capital Contribution to the Company as required pursuant to Section 4.01, on the date on which such Initial Capital Contribution is due;

                           (b) the occurrence of any event that causes such
                  Member to become a Bankrupt Member (except to the extent a Majority Interest consents otherwise); or

                           (c) the failure to remedy within ten (10) Business
                  Days of receipt of written notice thereof, the default in performance of or failure to comply with any other material agreements, obligations or undertakings of such Member (or, in the case of Poseidon, or any of its Transferees or Substituted Members, the Guarantor) contained in the Transaction Documents.

                           "Majority Interest" means two or more Members having
                  among them more than 50% of the Membership Interests of all Members; provided, however that if at any time a single Member shall own more than 50% of the Membership Interest of all Members, then "Majority Interest" shall mean an amount which is 1% greater than the Membership Interest held by such Member.

                           "Super-Majority Interest" means one or more Members
                  having among them greater than 72% of the Membership Interests of all Members.

                  (c) Section 1.03. Section 1.03 of the LLC Agreement shall be amended by adding the following sentence at the end of Section 1.03:

                           "Whenever the context requires, the singular shall
                  include the plural, and the plural, shall include the singular."

                  (d) Section 5.06. Section 5.06 of the LLC Agreement is amended by deleting Section 5.06 in its entirety and replacing it with the following:

                           "5.06 Distribution Restrictions. Unless unanimously
                  agreed to in writing by the Members, and subject to the provisions of Section 4.03, the Company shall not distribute
                  (i) any of the Initial Capital Contributions until the completion of the construction of the Phase I Line, the Phase II Line and the Onshore Segment of the Poseidon Pipeline, except to the extent that all of the Members agree that the applicable portion of such Initial Capital Contributions is no longer needed to finance such construction or the operations of the Company, or (ii) any amounts that would cause the Company to materially breach, or would create a material default under, any debt agreements or instruments to which the Company is a party."

                  (e) Section 6.02. Subsection 6.02(c) of the LLC Agreement is amended by deleting Subsection 6.02(c) in its entirety and replacing it with the following:

                           "(c) Under the oversight of the Business Development
                  Committee, the representatives of the Members jointly shall conduct the business development activities of the Company, including, without limitation, identifying and negotiating with potential customers. Each Member shall use all reasonable efforts to ensure that its representatives cooperate with and keep informed the representatives of the other Members with respect to any business development activities conducted by such representative on behalf of the Company. Each such representative may independently approach any potential customer or other Person and discuss such potential arrangements; provided, however, that no such representative may submit any formal proposal to a potential customer without consulting with representatives of the other Members. The Business Development Committee shall have the authority to reconsider the business development procedures and arrangements on an annual calendar year basis beginning with the calendar year commencing on January 1, 1998. The Company shall reimburse each Member (including its officers, agents and other representatives) for reasonable costs associated with business development services performed pursuant to this Agreement.

                           (d) At least one year prior to any Day on which the
                  Company has a right to terminate any agreement with respect to the operation and management of the Poseidon Pipeline, the Operating Committee shall meet to consider the exercise of such termination right. If the representatives of a Majority Interest of the Members state at such meeting the desire of such Members to bid, or to seek bids, with respect to such operation and management activities, then the Operating Committee shall establish procedures to govern such bidding process and shall conduct such bidding process prior to the time that the Company's right to terminate such agreement must be exercised."

                  (f) Section 6.03. Section 6.03 of the LLC Agreement is amended by deleting Section 6.03 in its entirety and replacing it with the following:

                           "6.03 AUTHORITY OF MEMBERS AND COMMITTEES. (a) With
                  respect to conflicts or disagreements between and among any committees, the Management Committee shall have ultimate decision making authority. The Members and the committees shall act through the Company's officers, employees, representatives, agents and designees. No Member shall have individual authority to bind the Company unless such is expressly conferred upon them pursuant to this Agreement or by action of the Members or a duly authorized committee, body, officer or other representative. All action shall be taken subsequent to resolutions approved by the Members in accordance with Article VII of this Agreement.

                                    (b) Unless otherwise expressly delegated in
                           writing or provided by this Agreement, the Members hereby reserve to the Members as a group the authority to authorize and approve the following:

                                             (i) utilizing for other than
                                    Company purposes, acquiring, or disposing of any material asset of the Company;

                                             (ii) borrowing money;

                                             (iii) determining the reserve
                                    applicable to distributions of Company cash and other property as provided in Sections 5.03, 5.05 and 5.06;

                                             (iv) authorizing transactions not
                                    in the ordinary course of business;

                                             (v) permitting the Company to
                                    merge, consolidate, participate in a share exchange or other statutory reorganization with, or sell all or substantially all of the assets of the Company to, any Person;

                                             (vi) permitting the Company to
                                    dissolve and liquidate;

                                             (vii) approving any operating and
                                    capital expenditures budgets for the
                                    Company;

                                             (viii) permitting a Member to
                                    withdraw from the Company;

                                             (ix) entering into contracts,
                                    agreements and other undertakings binding the Company to pay more than $500,000 in any year or $1,000,000 in the aggregate pursuant to any such individual contract, agreement or undertaking that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company;

                                             (x) entering into Oil Contracts
                                    with a term of one year or more;

                                             (xi) authorizing the Company to
                                    enter into a transaction involving a Lateral
                                    Opportunity in accordance with Article XV;
                                    and

                                            (xii) entering into any transaction,
                                    including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Member or any Affiliate of any Member unless such transaction is upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm's length transaction with a Person which is not a Member or an Affiliate of a Member.

                                    With respect to each such matter described
                           in (i) - (xii) above, exercise of such authority shall occur only by the affirmative vote of the applicable Required Interest as required by the Agreement, including the Majority Interest voting requirements set forth in Section 7.01(a), the Super-Majority Interest voting requirements set forth in Section 7.02 and the unanimous Membership Interest voting requirements otherwise set forth in this Agreement, as applicable.

                                    (c) Member approval of or agreement to any
                           matter specified in Section 6.03(b)(ix) or (x), shall be granted or withheld based only upon such Member's good faith belief that such approval or agreement, or the withholding of such approval or agreement, is in the best interests of the Company.

                                    (d) Member approval of or agreement to any
                           matter specified in Section 6.03(b)(i), (v), (vi) or
                           (viii) or any borrowing which includes an interest rate in excess of the prime interest rate charged by Texas Commerce Bank, Houston, Texas office plus two percent (2%), may be withheld by any Member for any reason whatsoever.

                                    (e) Approval of or agreement to any other
                           matter will not be withheld by any Member (whether acting directly through such Member or any committee) without a reasonable basis."

                  (g) Section 7.01. Subsection 7.01(a) of the LLC Agreement is amended by deleting Subsection 7.01(a) in its entirety and replacing it with the following:

                           "(a) A quorum shall be present at a meeting of
                  Members or any committee of the Company if the holders of at least 28.0% of all of the Membership Interests of the Company are represented at the meeting in person or by proxy. At a meeting of the Members at which a quorum is present with respect to any matter (except for any matter requiring the affirmative vote of (i) a Super-Majority Interest or all of the Membership Interest as required by this Agreement or (ii) a Required Interest greater than a Majority Interest as required by this Agreement or the Act), the affirmative vote of the Majority Interest shall be the act of the Members."

                  (h) Section 7.02. Section 7.02 of the LLC Agreement is amended by deleting Section 7.02 in its entirety and replacing it with the following:

                           "7.02 SPECIAL ACTIONS. The approval of the holders of
                  a Super-Majority Interest of the Members shall be required to authorize and approve the following:

                                             (i) utilizing other than for
                                    Company purposes, acquiring, or disposing of any asset of the Company having a then existing fair market value or GAAP net book value (after deducting accumulated depreciation, depletion, amortization and impairment) of more than $5,000,000;

                                             (ii) borrowing money other than (x)
                                    pursuant to that certain Credit Agreement dated as of April 24, 1996, as amended, supplemented, restated or otherwise modified from time to time, among the Company, Texas Commerce Bank National Association, as the administrative agent and a lender, and the other lenders as a party thereto, (y) pursuant to any other credit agreement, indenture or similar agreement which has been authorized by a Super-Majority Interest (pursuant to this Section), and (z) in addition to the borrowing permitted pursuant to (x) and (y) above, an additional amount of money not to exceed $10,000,000.

                                             (iii) except with respect to
                                    reserves consistent with the historical
                                    practices of the Company, determining the reserve applicable to distributions of Company cash and other property as provided in Sections 5.03, 5.05 and 5.06;

                                             (iv) authorizing material
                                    transactions the nature of which are not in the ordinary course for the businesses in which the Company operates;

                                             (v) permitting the Company to
                                    merge, consolidate, participate in a share exchange or other statutory reorganization with, or sell all or substantially all of the assets of the Company to, any Person;

                                             (vi) permitting the Company to
                                    dissolve and liquidate; and

                                             (vii) entering into any
                                    transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Member or any Affiliate of any Member unless such transaction is upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm's length transaction with a Person which is not a Member or an Affiliate of a Member."

                  (i) Section 7.07. Subsection 7.07(a) of the LLC Agreement is amended by deleting Subsection 7.07(a) in its entirety and replacing it with the following:

                           "(a) Except as otherwise provided by law, any action
                  required or permitted to be taken at any meeting of Members or committee of the Company may be taken without a meeting, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders or representatives of not less than the minimum of Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted; provided, however, that no such written consent shall be effective unless each Member has been provided with at least 3 Business Days prior written notice of such consent to be sought or has waived the requirement of such notice. To the extent required by law, every written consent shall bear the date of signature of each Member or Member representative who signs the consent. To the extent required by law, no written consent shall be effective to take the action that is the subject to such consent unless, within 60 days after the date of the earliest dated consent delivered to the Company in the manner required by this Section 7.07, a consent or consents signed by the holder or holders of not less than the minimum Membership Interests that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office or its principal place of business. Delivery shall be by hand or certified or registered mail (return receipt requested) to the Company's principal place of business and shall be addressed to the Secretary of the Company. A telegram, telex, cablegram or similar transmission by a Member or Member representative, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member or Member representative, shall be regarded as signed by the Member or Member representative for purposes of this Section 7.07. In addition to the prior written notice described above, prompt written notice of the taking of any action by the Members or committees of the Company without a meeting by less than unanimous written consent shall be given to those Members or Member representatives who did not consent in writing to the action."

                  (j) Section 11.01. Section 11.01 of the LLC Agreement is amended by deleting Section 11.01 in its entirety and replacing it with the following:

                           "11.01. BANKRUPT MEMBERS. Subject to Section
                  12.01(c), if any Member becomes a Bankrupt Member (except to the extent a Majority Interest consents otherwise), the Company or, if the Company does not exercise the relevant option, the remaining Members which desire to participate, shall have the option, exercisable by notice from the Company or the Members, as the case may be, to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and, on the exercise of this option, the Bankrupt Member or its representative shall sell, its Membership Interest. The purchase price shall be an amount equal to the fair market value thereof determined by agreement by the Bankrupt Member (or its representative) and the purchasing Person; however, if those Persons do not agree on the fair market value on or before the 30th day following the exercise of the option, either such Person, by written notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in such notice. If the Person receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Persons otherwise fail to agree on an independent appraiser, either such Person may petition the United States District Judge for the Southern District of Texas then senior in active service to designate an independent appraiser, whose determination of the independent appraiser, however designated, is final and binding on all parties. The Bankrupt Member and the purchasing Person each shall pay one-half of the costs of the appraisal and court costs in appointing an appraiser (if any). The purchasing Person shall pay the fair market value as so determined in cash on closing. The payment to be made to the Bankrupt Member or its representative pursuant to this Section
                  11.01 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and its officers, agents, and representatives and (insofar as the affairs of the Company are concerned) against the Members."

                  (k) Section 14.05. Section 14.05 of the LLC Agreement is amended by deleting Section 14.05 in its entirety and replacing it with the following:

                           "14.05 Restrictive Legend. In the absence of a more
                  restrictive legend, all certificates which evidence Membership Interests shall be stamped or typed in a conspicuous place with the following legend:

                           THE INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE LIMITED LIABILITY AGREEMENT OF THE COMPANY DATED AS OF FEBRUARY 14, 1996, AS IT EXISTS FROM TIME TO TIME, WHICH RESTRICTS ANY SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, ENCUMBRANCE, PLEDGE OR OTHER TRANSFER OR ALIENATION (WITH OR WITHOUT CONSIDERATION) OF SUCH INTEREST. THE COMPANY WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH LIMITED LIABILITY AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE.

                           WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER.

                  Such legend shall also be placed on all Certificates which are hereafter issued to any Member."

                  (l) Section 15.01. Subsection 15.01(a) of the LLC Agreement is amended by deleting Subsection 15.01(a) in its entirety and replacing it with the following:

                           "(a) Except as otherwise provided in Section 15.01(b)
                  and (c), each Member agrees that neither it nor its Affiliates will, directly or indirectly, enter into any agreement to construct or otherwise consummate transactions involving construction of any pipeline laterals or extensions or related facilities (a "Lateral Opportunity") to connect any oil or liquid condensate to the Poseidon Pipeline until such Lateral Opportunity has been rejected or otherwise forfeited by the Company and the Members, as applicable, pursuant to this Article. Notwithstanding the foregoing, this Article shall not prevent any exploration and production Affiliate of a Member (or, as to a Member that conducts its own exploration and production, the exploration and production division of such Member) from constructing a pipeline lateral solely for the purpose of transporting crude oil produced in whole or in part from a lease in which such Affiliate or division owns an interest; provided that such interest in the crude oil to be transported by such lateral was acquired by the relevant Affiliate or division primarily for a purpose other than the avoidance of the provisions of this Section. Any Member may propose that the Company undertake a Lateral Opportunity by delivering written notice (a "Lateral Opportunity Notice") to the Company and each of the other Members, which Lateral Opportunity Notice would include the proposed terms and conditions of such transactions and reasonably sufficient operational and financial information and other details to allow such Members to make a reasonably informed decision with respect to such Lateral Opportunity. If Members holding at least a Majority Interest do not agree and deliver notice thereof in writing within thirty (30) days after the Company receives the Lateral Opportunity Notice that the Company should undertake such project on the terms and conditions set forth in the applicable Lateral Opportunity Notice, any Member (including its Affiliates) voting in favor of such project shall have the right to pursue such project (a "Rejected Lateral Opportunity") on the terms and conditions set forth in the applicable Lateral Opportunity Notice and own any assets related thereto in the proportion that such Member's Membership Interest is to the Membership Interest of all Members electing to participate in the Rejected Lateral Opportunity by giving written notice of such intent to the Company within fifty (50) days after the Company receives the relevant Lateral Opportunity Notice. In such event, the Members (or their Affiliates) desiring to pursue such Rejected Lateral Opportunity shall be free for a period of sixty (60) days after such fifty (50) day period to enter into definitive agreements, if any, or otherwise consummate the transactions contemplated by the applicable Lateral Opportunity Notice on the same terms and conditions set forth in the applicable Lateral Opportunity Notice without further obligation to any Members or the Company; provided that following such sixty (60) day period such Members or their Affiliates may not enter into definitive agreements, if any, or otherwise consummate the transactions with respect to a Rejected Lateral Opportunity without again offering the same to the Company in accordance with this Article. No Member shall have any obligation or duty to the Company or the other Members with respect to any Rejected Lateral Opportunity to the extent it is covered by definitive agreements entered into, or otherwise consummated, by such Members or their Affiliates after compliance with this Section 15.01 or with respect to any modification, renewal or extension of the terms of such definitive agreements with respect to any such Rejected Lateral Opportunity. Except as set forth in this Section, the construction, operation, maintenance and ownership of each such Rejected Lateral Opportunity project shall not be governed or affected by this Agreement, but shall be governed by the contractual and other arrangements established by the Members participating in such project. Any Member which delivers a Lateral Opportunity Notice or elects to participate in a Rejected Lateral Opportunity shall deliver a certificate executed by an executive or similar officer of such Member to each other Member certifying that: (i) such Lateral Opportunity or Rejected Lateral Opportunity is not, directly or indirectly, related in any way to any past, current or future-contemplated transaction involving the certifying Member not described in the Lateral Opportunity Notice and (ii) taken as a whole and, in light of the circumstances in which the same were made, the Lateral Opportunity Notice does not and will not, to the best knowledge of the certifying Member, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact (other than omissions that pertain to matters of a general economic nature, matters generally known to each Member, or matters of public knowledge that generally affect any of the industry segments included in the business of the Company) necessary in order to make the statements contained therein not misleading, and all financial projections contained in any Lateral Opportunity Notice have been prepared in good faith based upon assumptions believed by the Member to be reasonable. Any breach of a representation or warranty contained in such certificate shall be deemed to be a breach of a representation or warranty contained in this Agreement."

                  (m) Section 16.05. Subsection 16.05(a) of the LLC Agreement is amended by deleting Subsection 16.05(a) in its entirety and replacing it with the following:

                           "(a) Member and Committee Deadlocks. Member approval
                  or disapproval of the matters specified in Section 6.03(b)(i),
                  (v), (vi) or (viii), or of any borrowing which includes an interest rate in excess of the prime interest rate charged by Texas Commerce Bank, Houston, Texas office plus two percent (2%), shall not be subject to arbitration under this Agreement. If any matter or proposal (other than those matters specified in Section 6.03(b)(i), (v), (vi) or (viii) or any borrowing which includes an interest rate in excess of the prime interest rate charged by Texas Commerce Bank, Houston, Texas office plus two percent (2%)) requiring the vote of less than all of the Membership Interest for approval thereof is brought before the Members or the Management Committee and receives neither (x) at least the Required Interest voting for such matter or proposal nor (y) at least the Required Interest voting against (not including abstentions or other non-votes) such matter or proposal, then any Member, by written notice to the other Members given within ten (10) days after the initial vote on such matter or proposal, may call a meeting of the Members or the Management Committee to reconsider such matter or proposal, such meeting to be held when, where and as reasonably specified in said notice, but not less than ten
                  (10) days nor more than twenty-five (25) days after the date of such vote. If such meeting is called and held as herein provided and the matter or proposal at such meeting again and
                  (x) does not receive at least the Required Interest voting for such matter or proposal or (y) does not receive at least the Required Interest voting against (not including abstentions or other non-votes) such matter or proposal, then any Member may within ten (10) days thereafter submit the matter to arbitration in accordance with Section 16.05(b) - (h). If no Member calls such a meeting within the first ten (10) day period herein provided for or if arbitration is not requested within the ten (10) day period after the second meeting, no Member shall thereafter have any right to request arbitration regarding such matter or proposal.

                  (n) Section 16.05. Subsection 16.05(b) of the LLC Agreement is amended by deleting Subsection 16.05(b) in its entirety and replacing it with the following:

                           "(b) Initiation of Proceedings, Costs. Any Member
                  wishing to submit a matter or proposal to arbitration as permitted by Section 16.05(a) shall do so by giving written notice of arbitration to the other Members and the Company. The Member initiating arbitration shall also simultaneously file duplicate copies of its notice of arbitration with any regional office of the American Arbitration Association ("AAA"), together with the appropriate fee as provided in the AAA's administrative fee schedule. The initiating Member shall state in its notice of arbitration the regional office of AAA it has selected and thereafter all communications with the AAA regarding the arbitration proceedings shall be directed to such office unless the AAA directs otherwise. The notice of arbitration shall contain a brief description of the nature of the dispute to be arbitrated and the remedy or resolution sought by the Member initiating arbitration. Such notice may also contain a request that the dispute be arbitrated by a panel of three arbitrators. If no such request is contained in the notice, it shall be presumed that the Member seeking arbitration desires the dispute to be determined by a single arbitrator. Each Member shall bear its own costs incurred in connection with preparing responses and proposals for arbitration and retaining separate counsel to represent such Member. The Company shall pay the fees of the arbitrators and any other costs related to the arbitration."

                  (o) Exhibit A2. The LLC Agreement is amended by adding Exhibit A2 attached hereto which sets forth the initial capital contributions to be made by Marathon and additional initial capital contributions to be made by Texaco in connection with the admission of Marathon as a Member.

                  (p) Exhibit C. Exhibit C to the LLC Agreement is amended by deleting Exhibit C in its entirety and replacing it with Exhibit C attached hereto.

         3. Representations and Warranties. Each Member hereby represents and warrants to each other Member that, after giving effect to the amendments provided for herein, the representations and warranties contained in the LLC Agreement will be true and correct in all material respects as if made on and as of the date hereof (unless such representations or warranties are stated to refer to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and that no Default or Event of Default will have occurred and be continuing.

         4. No Other Waivers or Amendments. Except as expressly waived or amended hereby, the LLC Agreement shall remain in full force and effect in accordance with its terms, without any waiver, amendment or modification of any provision thereof.

         5. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


                                       POSEIDON PIPELINE COMPANY, L.L.C.


                                       By: /s/ JAMES H. LYTAL
                                          --------------------------------------
                                       Name:   James H. Lytal
                                            ------------------------------------
                                       Title:  President
                                             -----------------------------------


                                       TEXACO TRADING AND TRANSPORTATION INC.


                                       By: /s/ TERRY F. HUDGENS
                                          --------------------------------------
                                       Name:   Terry F. Hudgens
                                            ------------------------------------
                                       Title:  Vice President
                                             -----------------------------------


                                       MARATHON OIL COMPANY


                                       By: /s/ KEVIN M. HENNING
                                          --------------------------------------
                                       Name:   Kevin M. Henning
                                            ------------------------------------
                                       Title:  Vice President
                                             -----------------------------------


Exhibit A2: Ownership Information
Exhibit C: Insurance

                                    EXHIBIT A2
                              OWNERSHIP INFORMATION

--------------------------------------------------------------------------------
          NAME AND INITIAL CAPITAL             ADDITIONAL INITIAL     MEMBERSHIP
         CONTRIBUTION OF EACH MEMBER                 CAPITAL           INTEREST
                                                  CONTRIBUTIONS
--------------------------------------------------------------------------------
1)   Poseidon Pipeline Company, L.L.C.                                   36.0%
--------------------------------------------------------------------------------
2)   Texaco Trading and Transportation Inc.(3)          (1)              36.0%
--------------------------------------------------------------------------------
3)   Marathon Oil Company                               (2)              28.0%
--------------------------------------------------------------------------------


(1) Texaco shall make additional Initial Capital Contributions by causing Block 873 Pipeline Company to contribute the Block 873 Pipeline to the Company at an agreed value, net to the interest of Texaco and its Affiliates, of $10.0 million.

(2)      Marathon shall make Initial Capital Contributions equal to:

         (a) Contribution of $5.2 million via wire transfer of immediately available federal funds on the date of execution of this Agreement.

         (b) Causing Block 873 Pipeline Company to contribute the Block 873 Pipeline to the Company at an agreed value, net to the interest of Marathon and its Affiliates, of $20.0 million.

(3)      Initial Tax Matters Member.



                                      A2-1

                                    EXHIBIT C
                                    INSURANCE

         Coverage                   Limit of Liability            Deductible(1)
         --------                   ------------------            -------------

I. EACH MEMBER WILL CARRY FOR ITS OWN BENEFIT AND THE BENEFIT OF THE COMPANY ITS PROPORTIONATE SHARE EQUAL TO ITS MEMBERSHIP INTEREST OF EACH OF THE
      FOLLOWING:

      A.  Property:(2)

          1.  Pipelines                           $20,000,000                       $250,000
          2.  Line Pack                           $2,000,000                        $250,000
          3.  Equipment                           $2,000,000.                       $250,000.
          4.  Cargo                               $4,000,000 a.o.a.o                $25,000 a.o.a.o

      B.  Excess Liability including              $200,000,000 a.o.a.o. and in      Excess of Primary
          pollution Liability                     the aggregate annually as         Insurance as below
                                                  respects Products Liability

II.   TO BE CARRIED BY THE COMPANY:

      A.   Liabilities:

          1.   General Liability to include        $1,000,000 a.o.a.o. and in       $50,000
               Marine Liability, Pollution         the aggregate annually as
               Liability, Contractual Liability    respects Products Liability
               and Action-Over Indemnity,
               Non-Owned Watercraft
          2.   W.C./EL/Maritime Employees          Per Statute/$1,000,000            N/A
               Liability
          3.   Automobile Liability                $2,000,000 a.o.a.o.               N/A
          4.   Non-Owned Aviation Liability        $10,000,000 a.o.a.o.              N/A



--------
(1) Texaco shall have the right to self-insure for an amount equal to the retention under Texaco's corporate insurance program, subject to a limit of $10 million. Marathon shall have the right to self-insure for an amount equal to the retention under Marathon's corporate insurance program, subject to a limit of $15,000,000 for environmental loss and $50,000,000 for other types of coverage.

(2) All deductible amounts in Section I are stated in total deductible amounts, to be apportioned among the Members pro rata in accordance with their Membership Interests.

III. IF OPERATIONS INVOLVED OWNED OR BAREBOAT CHARTERED WATERCRAFT THESE COVERAGES WILL BE CARRIED BY THE COMPANY:

      A.   Hull/Machinery,            $10,000,000 a.o.a.o.             $10,000
           including Collision
           Liability to hull value.

      B.   Protection & Indemnity,    $1,000,000 a.o.a.o.              $25,000
           including crew coverage
           and Excess Collision
           Liability


                                      C-2